Exhibit 2.1
EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

OPTION PURCHASE AGREEMENT
BY AND AMONG
PHARMACANN INC., A DELAWARE CORPORATION,
CRONOS USA HOLDINGS INC., A DELAWARE CORPORATION
and upon execution of a joinder hereto,
SUCH ADDITIONAL PURCHASERS

Dated as of June 14, 2021

TABLE OF CONTENTS

1.	Definitions; Interpretation and Construction		2

	(a)	Definitions	2
	(b)	Other Terms	9
	(c)	Interpretation and Construction	9

2.	Purchase and Sale of the Options; Closing		10

	(a)	Purchase and Sale	10
	(b)	Closing	10
	(c)	Actions to Be Taken in Connection with Closing	11
	(d)	Tax Treatment	12

3.	Representations and Warranties of Purchaser		12

	(a)	Organization and Qualification	13
	(b)	Authority; Validity and Effect of Transaction Documents	13
	(c)	No Conflict; Required Filings and Consents	13
	(d)	Accredited Investor	14
	(e)	No Government Review	14
	(f)	Investment Intent	14
	(g)	Restrictions on Transfer	14
	(h)	Investment Experience	15
	(i)	Access to Information	15
	(j)	No General Solicitation	15
	(k)	Investment Risks	15
	(l)	No Bad Actor	16
	(m)	No Brokers	16
	(n)	Acknowledgment of No Other Representations and Warranties	16

4.	Representations and Warranties of the Company		16

	(a)	Organization and Qualification	16
	(b)	Authority; Validity and Effect of Agreement	17
	(c)	No Conflict; Required Filings and Consents	17
	(d)	Issuance of the Option Shares; No Violation of Preemptive Rights	18
	(e)	Capitalization	18
	(f)	Litigation	18
	(g)	Compliance with Laws	18

	(h)	Licenses	18
	(i)	Compliance with Anti-Money Laundering Laws	19
	(j)	Internal Controls and Financial Reporting	19
	(k)	Financial Statements	19
	(l)	Absence of Changes	19
	(m)	Marketing	20
	(n)	Taxes	20
	(o)	Intellectual Property	20
	(p)	Insurance	21
	(q)	Cash Management	21
	(r)	No Brokers	21
	(s)	Acknowledgment of No Other Representations and Warranties	21

5.	Agreements in Connection with Exercise of Option		21

6.	Conversion of Option Shares		22

7.	Other Agreements of the Parties		22

	(a)	Transfer Restrictions.	22
	(b)	Regulatory Compliance	24
	(c)	Rights Related to the IPO	27
	(d)	Board Observer Rights	28
	(e)	Information Rights	28
	(f)	Rights to Future Stock Issuances	29
	(g)	Commercial Matters	30
	(h)	Condition to Option Exercise	30
	(i)	Standstill	32
	(j)	Tax Reporting and Compliance	33

8.	Confidentiality; Publicity		33

	(a)	NDA	33
	(b)	Generally	33
	(c)	Permitted Disclosures by the Company	33
	(d)	Press Releases	34

9.	Entire Agreement; No Third-Party Beneficiaries; Incorporation		35

	(a)	Entire Agreement	35
	(b)	Incorporation	35

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10.	Amendment and Modification	35

11.	Extensions and Waivers	35

12.	Successors and Assigns	36

13.	Survival of Representations, Warranties and Covenants	36

14.	Headings	36

15.	Severability	36

16.	Notices	36

17.	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	37

	(a) Governing Law and Venue	37
	(b) Submission to Jurisdiction; Selection of Forum	37
	(c) Waiver of Trial by Jury	38

18.	Specific Performance	38

19.	Counterparts	38

20.	Further Assurances	38

21.	Costs and Expenses	39
SCHEDULES AND EXHIBITS
SCHEDULE 1 COMPANY DISCLOSURE SCHEDULE
SCHEDULE 2 INITIAL PURCHASER DISCLOSURE SCHEDULE
EXHIBIT A FORM OF JOINDER TO THE OPTION PURCHASE AGREEMENT
EXHIBIT B FORM OF INVESTOR RIGHTS AGREEMENT
EXHIBIT C FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT D OPTION SHARE CERTIFICATE
EXHIBIT E FORM OF PURCHASER CERTIFICATE
EXHIBIT F COMMERCIAL MATTERS

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OPTION PURCHASE AGREEMENT
This OPTION PURCHASE AGREEMENT (this “Agreement”), dated as of June 14, 2021, is made by and among PharmaCann Inc., a Delaware corporation (the “Company”), any Person who, pursuant to the terms hereof, has executed a joinder to this Agreement, in the form attached as Exhibit A (each a “Joinder”), and Cronos USA Holdings Inc., a Delaware corporation (the “Initial Purchaser”, and, together with any Person who executes a Joinder pursuant to the terms hereof, a “Purchaser”, the Company and each Purchaser, each a “Party” and, collectively, the “Parties”).
R E C I T A L S
WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously authorized and approved (a) the execution and delivery of the Closing Transaction Documents and the transactions contemplated thereby, including, for the avoidance of doubt, the Company’s issuance to Purchaser of the Option, and (b) subject to the terms and conditions set forth herein, the entry by the Company into the Additional Transaction Documents and the transactions contemplated thereby;
WHEREAS, the Company has obtained all approvals, authorizations, waivers and consents from the holders of its Capital Stock required by the certificate of incorporation and bylaws of the Company or applicable Laws in connection with (a) the execution and delivery of the Closing Transaction Documents and the transactions contemplated thereby, including, for the avoidance of doubt, the Company’s issuance to Purchaser of the Option and reservation of the issuance of the Option Shares, and (b) subject to the terms and conditions set forth herein, the entry by the Company into the Additional Transaction Documents and the transactions contemplated thereby;
WHEREAS, the Initial Purchaser desires to purchase and the Company desires to sell the Option and the Option Shares, in each case, subject to the terms and conditions set forth herein and in the Option, as applicable;
WHEREAS, prior to the Closing, the Initial Purchaser and Western Alliance Bank (the “Paying Agent”) entered into that certain Paying Agent Agreement (the “Paying Agent Agreement”) establishing an account to hold, direct, and disburse the Company Dividend Amount and the Aggregate Holder Purchase Price pursuant to the terms and conditions therein;
WHEREAS, at substantially the same time as the Closing, the Company shall enter into those certain Repurchase Agreements, dated as of the date hereof (each a “Repurchase Agreement” and, collectively, the “Repurchase Agreements”) with each of Teddy Scott, Mark Villazon and TST-PharmaCann LLC, an Illinois limited liability company (collectively, the “Holders”), pursuant to which the Company shall repurchase an aggregate of 92,748 shares of Capital Stock from the Holders and thereafter shall cancel such shares on the books and records of the Company and cause such shares to cease to exist (the “Repurchase Transaction”);
WHEREAS, the Initial Purchaser has deposited with the Paying Agent into the account designated by the Paying Agent established pursuant to the Paying Agent Agreement, by wire transfer of immediately available funds, an amount of cash equal to the Aggregate Purchase Price; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises hereof and the agreements set forth herein below, the Parties hereby agree as follows:
1.Definitions; Interpretation and Construction.
(a)Definitions. Unless otherwise specified in this Agreement and subject to Section 1(b) and Section 1(c), as used in this Agreement, the following terms shall have the meanings set forth in this Section 1(a):
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Acquisition” means a bona fide merger, acquisition, consolidation, business combination or purchase of a majority or more of the capital stock or all or substantially all of the assets of any unaffiliated third party that is the result of arm’s-length negotiations with one or more unaffiliated parties through one transaction or a series of transactions.
“Action” has the meaning set forth in Section 4(f).
“Additional Transaction Documents” means the Investor Rights Agreement and the Registration Rights Agreement.
“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such Person specified as of the date on which, or at any time during the period for which, the determination of affiliation is being made, but, with respect to the Initial Purchaser, unless otherwise specified herein, excludes Altria (for purposes of this definition, the term “control”, and the correlative meanings of the terms “controlled by” and “under common control with” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise).
“Aggregate Holder Purchase Price” shall mean an amount equal to the total Holder Purchase Price to be paid pursuant to all of the Repurchase Agreements.
“Aggregate Purchase Price” means the product of (i) the Purchase Price multiplied by (ii) the number of Option Shares as of the Closing.
“Agreement” has the meaning set forth in the preamble.

“Altria” means Altria Group, Inc., a Virginia corporation, and its Subsidiaries; provided that if Cronos becomes a Subsidiary of Altria, Cronos and its Subsidiaries shall be excluded from this definition.
“Antitrust Filings” has the meaning set forth in Section 7(h)(i).
“Board of Directors” has the meaning set forth in the recitals.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in Chicago, Illinois or New York, New York.
“Capital Stock” means the Class A Common Stock, the Class B Common Stock, the Series A Preferred Stock, and any other classes of capital stock of the Company authorized after the date hereof.
“Change” means any event, change, development, circumstance, fact or effect.
“Chosen Courts” means the Court of Chancery of the State of Delaware or, if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Action is vested exclusively in the U.S. federal courts, such Action shall be heard in the U.S. District Court for the District of Delaware.
“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.
“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.0001 per share.
“Closing” has the meaning set forth in Section 2(b).
“Closing Date” has the meaning set forth in Section 2(b).
“Closing Threshold” means 13.2%.
“Closing Time Outstanding Shares” has the meaning set forth in Section 2(c)(iv).
“Closing Transaction Documents” means this Agreement, the Option, the Repurchase Agreements, and, with respect to Purchaser, the Paying Agent Agreement and the Purchaser Certificate.
“Code” means the Internal Revenue Code of 1986.
“Common Stock” means the Class A Common Stock, the Class B Common Stock, and any other class or series of common stock created or authorized by the Company after the date hereof.
“Company” has the meaning set forth in the preamble.

“Company Disclosure Schedule” has the meaning set forth in the lead-in to Section 4.
“Company Dividend Amount” means an amount equal to the excess of (i) the Aggregate Purchase Price, over (ii) the Aggregate Holder Purchase Price.
“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or any other similar obligation.
“Controlled Substances Act” means the Controlled Substances Act of the United States, 21 U.S.C. § 801 et seq.
“Convertible Debt” means all indebtedness of the Company that is convertible into or exchangeable for any Equity Interests of the Company.
“Cronos” means Cronos Group Inc., a corporation existing under the laws of the Province of British Columbia, Canada.
“Disqualification” has the meaning set forth in Section 7(b)(iii).
“Disqualification Date” has the meaning set forth in Section 7(b)(iv).
“Disqualification Event” has the meaning set forth in Section 3(l).
“DQ Portion” has the meaning set forth in Section 7(b)(iv)(1).
“DQ Securities” has the meaning set forth in Section 7(b)(iv)(1).
“DQ Transfer” has the meaning set forth in Section 7(b)(iv)(1).
“E&P” has the meaning set forth in Section 4(n)(vi).
“Equity Interests” means and includes capital stock, membership interests and other similar equity securities, and shall also include warrants, options to purchase, rights or other securities convertible into or exchangeable for capital stock, membership interests or other similar equity interests, including, with respect to the Company, the Capital Stock and the Convertible Debt.
“Exempted Securities” means, without duplication, (i) shares of Capital Stock or rights, warrants, options to purchase or other securities convertible into or exchangeable for Capital Stock issued as acquisition consideration in connection with any Acquisition, (ii) shares of Capital Stock issued on a pro rata basis by reason of a dividend, stock split, split-up, or in exchange for or upon conversion of such Capital Stock or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event, (iii) shares of Capital Stock or rights, warrants, options to purchase or other securities convertible into or exchangeable for Capital Stock issued to employees, directors or consultants of the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, (iv) shares of Capital Stock outstanding as of the date hereof which are registered by the Company pursuant to the 1933 Act, (v) shares of Common Stock actually issued upon the exercise of options or warrants or shares of

Common Stock actually issued upon the conversion or exchange of any securities convertible into Common Stock, in each case of this clause (v); provided that (A) such options, warrants or convertible securities are outstanding as of the date hereof (without limiting the securities included in clauses (i) and (iii)) and (B) such issuance is pursuant to the terms of the applicable option, warrant or convertible security, (vi) shares of Common Stock issued upon the conversion of the Class A Common Stock and Class B Common Stock on a one-for-one basis, and (vii) shares of Common Stock issued upon the conversion of the Series A Preferred Stock on the economic terms and conditions set forth in Section 4.04(e)(i) of the Company’s certificate of incorporation in effect as of date hereof.
“Exercise Price” means a price per share of $0.0001 per share.
“Federal Legalization” has the meaning set forth in Section 1.1(a) of the Initial Purchaser Disclosure Schedule.
“Fifteen-Day VWAP” means the fifteen-day volume-weighted average price per share of the Company’s publicly traded Common Stock (as reported by Bloomberg L.P. (or any successor thereto)), using the fifteen trading days prior to and, if applicable, including the Disqualification Date.
“Final Disqualification” has the meaning set forth in Section 7(b)(iii).
“Financial Statements” has the meaning set forth in Section 4(k).
“Fundamental Transaction” has the meaning set forth in the Option.
“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board applicable as of the time of the relevant financial statements or accounting procedure or action referred to herein and consistently applied during the periods involved.
“Governmental Entity” means any U.S. or non-U.S. (including any supranational) governmental, quasi-governmental, regulatory or self-regulatory authority, enforcement authority, agency, commission, body or other entity or any subdivision or instrumentality thereof, including any public international organization, stock exchange, trading market, or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof, in each case of competent jurisdiction.
“Holder Purchase Price” has the meaning set forth in the Repurchase Agreements.
“Holders” has the meaning set forth in the recitals.
“HSR Act” has the meaning set forth in Section 7(h)(i).
“Initial Purchaser” has the meaning set forth in the preamble.

“Initial Purchaser Disclosure Schedule” has the meaning set forth in the lead-in to Section 3.
“Initial Transfer Period” has the meaning set forth in Section 7(a)(i).
“Intellectual Property Rights” means any and all intellectual property and proprietary rights existing in any jurisdiction throughout the world, including any rights in: (i) patents, patent applications, industrial designs, inventions, discoveries and invention disclosures; (ii) trademarks, service marks, logos, brand names, certification marks, similar indicia of origin, and all goodwill associated with any of the foregoing; (iii) trade secrets, know-how, and other confidential or proprietary information; (iv) copyrights and any copyrightable works (whether published or unpublished); (v) plant varieties, plant breeders’ rights, database rights, design rights, domain names and software; and (vi) any applications, registrations, divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues, re-examinations, restorations and reversions of any of the foregoing.
“Investor Rights Agreement” means that certain Investor Rights Agreement to be entered into by and between Purchasers and the Company upon the exercise of the Option, in the form attached as Exhibit B.
“IPO” means an initial underwritten offering of the Company’s Common Stock pursuant to an effective registration statement on Form S-1 filed under the 1933 Act.
“Joinder” has the meaning set forth in the preamble.
“Knowledge” means, with respect to the Company, the collective knowledge of any of Brett Novey, Patrick Unzicker, Robert McQueen or any other individual serving as the CEO, CFO or Chief Legal Officer of the Company, respectively, as of the relevant date of determination (with the applicable Person having the duty to conduct a reasonable inquiry with respect to the applicable matter).
“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, notice, or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities.
“Licenses” means all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances and exemptions issued or granted by a Governmental Entity.
“Liens” means any lien, pledge, charge, option, hypothecation, mortgage, security interest, right of first refusal, right of first offer, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute.
“Material Adverse Effect” means any Change that, individually or in the aggregate, is, or would reasonably be expected to, (i) be materially adverse to the businesses, properties, assets operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, no Change to the extent resulting from any of the following, either alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any Change resulting from or arising out of general economic conditions; (B) any Change resulting from or arising out of general conditions in the industries in which the Company operates; (C) any change to applicable Law; or (D) any Change resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that such Changes contemplated by the foregoing clauses (A) through (D) shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur if they have a disproportionate effect on the Company or its Subsidiaries compared to other participants in the industries in which the Company or its Subsidiaries operates, or (ii) prevent, delay or impede the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Options upon exercise.
“NDA” means that certain Non-Disclosure & Confidentiality Agreement made as of January 12, 2021, between Cronos and the Company.
“New Securities” means collectively, any Equity Interests of the Company, whether or not currently authorized, but excluding any Exempted Securities.
“Offer Notice” has the meaning set forth in Section 7(f)(ii).
“Option” has the meaning set forth in Section 2(a).
“Option Share Certificate” has the meaning set forth in Section 2(c)(iv).
“Option Shares” means (i) the aggregate number of shares of Class A Common Stock set forth in Section 1.1(b) of the Company Disclosure Schedule, issued or issuable upon exercise of the Option and (ii) any additional shares of Capital Stock issued or issuable with respect to the shares described in clause (i) by way of dividend, stock split, split-up, or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, IPO, other corporate reorganization or other similar event, in each case, as such number of shares may be adjusted pursuant to the terms of the Option.
“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed upon order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.
“Party” and “Parties” each has the meaning set forth in the preamble.
“Paying Agent” has the meaning set forth in the Recitals.
“Paying Agent Agreement” has the meaning set forth in the Recitals.

“Permitted Transferee” shall mean any Affiliate of a Purchaser, and, with respect to the Initial Purchaser including Altria, but for purposes of this definition, “Altria” means Altria Group, Inc., a Virginia corporation, and its wholly owned Subsidiaries, in each case, who has executed a valid and binding Joinder pursuant to the terms hereof.
“Person” means an individual or corporation, partnership, trust, estate, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Entity or other entity of any kind.
“Pro Rata Portion” has the meaning set forth in Section 7(f)(i).
“Prohibited Assignee” means any Person primarily engaged in the business of owning, operating and/or managing licensed cannabis dispensaries, cultivation facilities and processing facilities, or any Person owning at least 20% of the fully diluted Equity Interests of such a Person.
“Purchase Price” means $233.00.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Certificate” has the meaning set forth in Section 2(c)(viii).
“Purchaser Disclosure Schedules” has the meaning set forth in the lead-in to Section 3.
“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by and between Purchasers and the Company upon the exercise of the Option, in the form attached as Exhibit C.
“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in his, her or its capacity as such, and with respect to the Initial Purchaser, unless otherwise specified, includes Altria.
“Repurchase Agreement” has the meaning set forth in the recitals.
“Repurchase Price” has the meaning set forth in Section 7(b)(iv)(2).
“Repurchase Transaction” has the meaning set forth in the recitals.
“Required Approvals” has the meaning set forth in Section 3(a).
“Required Consents” has the meaning set forth in Section 7(b)(ii).
“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Option, the Option Shares issued or issuable upon exercise thereof, and any shares of Capital Stock issued or issuable to Purchaser in connection with Section 7(f) (Rights to Future Stock Issuance).
“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (i) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.
“Tax Returns” means any report, return, computation, declaration, claim, claim for refund, or information return or statement with respect to Taxes.
“Taxes” means all income, profits, franchise, transfer, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, ad valorem, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any such taxes, duties and assessments.
“Transaction Documents” means the Closing Transaction Documents and the Additional Transaction Documents.
“Transfer” means the direct or indirect sale, assignment, transfer or disposition of any interest in any security.
“Triggering Event Date” means the date on which the Federal Legalization occurs.
“TSX Approval” has the meaning set forth in Section 7(h).
(b)Other Terms. Each of the capitalized terms used in this Agreement and not defined in Section 1(a) has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.
(c)Interpretation and Construction. Unless otherwise specified in this Agreement or the context otherwise requires: (i) all preamble, recital, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, sections, clauses exhibits and schedules to this Agreement; (ii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (iii) the words “hereto”, “hereof”, “hereby”, “herein”, “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement; (iv) all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP; (v) the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; (vi) the term “dollars” and the symbol “$” mean U.S. Dollars, and all amounts in this Agreement shall be paid in U.S. Dollars; (vii) when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day, and references to a number of days shall refer to calendar days unless Business Days are specified; (viii) all references to any (A) statute include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (B) Law shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time; and (ix) all references to (A) any Contract, other agreement, document or instrument (excluding this Agreement or any of the other Transaction Documents) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, (B) this Agreement means this Agreement (taking into account Section 9 as amended or otherwise modified from time to time in accordance with Section 10) and (C) any Transaction Document (other than this Agreement) means such Transaction Document (taking into account the provisions of such Transaction Document similar to Section 9) amended or otherwise modified from time to time in accordance with the provisions of such Transaction Document similar to those set forth in Section 10.
2.Purchase and Sale of the Options; Closing.
(a)Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Company shall issue, sell and deliver to the Initial Purchaser, and the Initial Purchaser shall purchase and receive from the Company, that certain option to purchase Class A Common Stock, free and clear of all Liens (other than transfer restrictions imposed by applicable federal and state securities Laws) (the “Option”).
(b)Closing. The closing hereunder (the “Closing”) shall take place remotely via the exchange of documents and signatures concurrently with the execution and delivery of this Agreement, and at substantially the same time as the consummation of the Repurchase Transaction, subject to the satisfaction or waiver of the obligation and conditions set forth in Section 2(c), or at such other time and place as the Company and the Initial Purchaser may agree upon in writing (the date of the Closing, the “Closing Date”). For the avoidance of doubt, the Parties acknowledge that the determination of the number of shareholders of record of the Company and shares held by such shareholders for purposes of distributing the Company Dividend Amount pursuant to Section 2(c)(iii) takes into account the cancellation of the shares subject to the Repurchase Transaction.

(c)Actions to Be Taken in Connection with Closing.
(i)Prior to the Closing, (A) the Initial Purchaser shall have deposited with the Paying Agent into the account designated by the Paying Agent established pursuant to the Paying Agent Agreement, by wire transfer of immediately available funds, an amount of cash equal to the sum of the Aggregate Purchase Price, which deposit shall, for the avoidance of doubt, be the sole obligation of the Initial Purchaser with respect to the Aggregate Purchase Price, Company Dividend Amount and the Aggregate Holder Purchase Price under the Transaction Documents and (B) the Company shall have provided the information required by the Paying Agent (including information with respect to the shareholders and the amount of payment thereto) to perform its obligations under the Paying Agent Agreement to the Paying Agent.
(ii)Pursuant to the terms and conditions of the Paying Agent Agreement and the Repurchase Agreements, immediately following the Closing but subject to the receipt by the Paying Agent of a W-9 or W-8, as applicable, and valid payment instructions from each Holder, the Paying Agent shall pay the Aggregate Holder Purchase Price to the Holders.
(iii)Pursuant to the terms and conditions of the Paying Agent Agreement, following the Closing and following the consummation of the Repurchase Transaction but subject to the receipt by the Paying Agent of a W-9 or W-8, as applicable, and valid payment instructions from each Holder, beginning on the date one Business Day after the Closing, the Paying Agent shall distribute the Company Dividend Amount with a record date one Business Day after the Closing to the shareholders of record of the Company as of such record date.
(iv)At the Closing, the Company shall deliver to the Initial Purchaser a certificate in the form set forth in Exhibit D (the “Option Share Certificate”), a draft of which shall have been delivered to the Initial Purchaser at least three Business Days prior to the Closing, setting forth, as of the Closing Date, (A) the total number of shares of Capital Stock of the Company outstanding as of such date, including, for purposes of such calculation, 50% of the shares issuable upon conversion of the Company’s outstanding Convertible Debt with Triangle Investor LLC, a Delaware limited liability company, and 50% of the shares issuable upon conversion of any other Convertible Debt of the Company then outstanding (the “Closing Time Outstanding Shares”), (B) the calculation of the aggregate number of Option Shares issuable or transferable pursuant to the Option as of such date, which shall be equal to the product of (1) the Closing Threshold and (2) the Closing Time Outstanding Shares and (C) the number of Option Shares authorized, reserved and issuable upon exercise of the Option, which shall be equal to the aggregate number of Option Shares as calculated pursuant to clause (B) of this Section 2(c)(iv).
(v)At the Closing, the Company shall issue and deliver the Option, duly executed by the Company, to the Initial Purchaser, and each Party shall execute and deliver to the other Party such other Closing Transaction Documents to which it is a party (other than the Repurchase Agreements and Paying Agent Agreement, which fully executed copies thereof shall have been delivered by the Company to the Initial Purchaser prior to the Closing).

(vi)At the Closing, the Company shall deliver to the Initial Purchaser evidence of (A) the requisite authorization and approval of the Board of Directors, and (B) requisite approvals, authorizations, waivers and consents from the holders of its Capital Stock required by the certificate of incorporation and bylaws of the Company or applicable Laws, in each case, with respect to (x) the execution and delivery of the Closing Transaction Documents and the transactions contemplated thereby, including, for the avoidance of doubt, the Company’s issuance to Purchaser of the Option and reservation of the issuance of the Option Shares; and (y) subject to the terms and conditions set forth herein, the entry by each Party into the Additional Transaction Documents and the transactions contemplated thereby.
(vii)At the Closing, the Company shall deliver to the Initial Purchaser a properly completed Form W-9.
(viii)At the Closing, the Initial Purchaser shall deliver the Paying Agent Agreement to the Company, duly executed by the parties thereto.
(ix)At the Closing, the Initial Purchaser shall deliver a certificate duly executed by the Initial Purchaser to the Company dated as of the Closing Date, in the form set forth in Exhibit E (the “Purchaser Certificate”).
(d)Tax Treatment. For U.S. federal income tax purposes, the purchase of the Option pursuant to this Agreement shall be treated as a purchase of the underlying Class A Common Stock from the Company and the payment of expenses by the Initial Purchaser pursuant to the proviso of Section 21 shall be treated as additional consideration paid for such purchase of the underlying Class A Common Stock from the Company.
3.Representations and Warranties of Purchaser. Except as set forth in the disclosure schedules attached as Schedule 2 with respect to the representations and warranties made hereunder by the Initial Purchaser (the “Initial Purchaser Disclosure Schedule”) and with respect to the representations and warranties made by all other Purchasers, except as set forth in disclosure schedules delivered by such Purchaser in connection with the execution of a Joinder thereby, if applicable, as set forth in such disclosure schedules (together with the Initial Purchaser Disclosure Schedule, the “Purchaser Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder by the applicable Purchaser, the Initial Purchaser hereby severally and not jointly represents and warrants to the Company as of the date hereof (or if specified as of a different date or period of time, as of such different date or period of time), and each other Purchaser hereby severally and not jointly represents and warrants to the Company as of the date such Purchaser executes a Joinder, as set forth in this Section 3 (excluding the representations and warranties set forth in Section 3(k)(i) and Section 3(k)(iv)); provided that for purposes of this Section 3, with respect to any Purchaser, all references to the “Securities” shall exclude shares of Capital Stock issued to other Purchasers in connection with Section 7(f) (Rights to Future Stock Issuances), as applicable. The Initial Purchaser Disclosure Schedule and any other Purchaser Disclosure Schedule delivered as contemplated in the prior sentence to this Section 3 shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3, and the disclosures in any section of Purchaser Disclosure Schedule shall qualify other sections in this Section 3 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other Sections.
(a)Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate or other entity power and authority to own and operate its business as presently conducted. Purchaser is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be or have any of the foregoing would not have a material adverse effect on the legality, validity or enforceability of this Agreement, the Option and, assuming the receipt of all required approvals, waivers and consents set forth in Section 3(a) of the applicable Purchaser Disclosure Schedule (the “Required Approvals”) and the Required Consents, the other Transaction Documents to which Purchaser is or will be a party. The address of the principal place of business of Purchaser is as set forth in Section 16 hereof or in the Joinder, as applicable.
(b)Authority; Validity and Effect of Transaction Documents.
(i)Purchaser has the requisite corporate or other entity power and authority to execute and deliver the Closing Transaction Documents to which it is a party and, assuming the receipt of all Required Approvals and the Required Consents, the Additional Transaction Documents, and to perform its obligations hereunder and, assuming the receipt of the Required Approvals and the Required Consents, thereunder. Assuming the receipt of the Required Approvals and the Required Consents, the execution and delivery of each Transaction Document to which it is or will be a party by Purchaser, the performance by Purchaser of its obligations thereunder, and all other necessary corporate or other entity action on the part of Purchaser has been duly authorized by its board of directors or similar governing body, and no other corporate proceedings on the part of Purchaser are necessary for Purchaser to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder.
(ii)Each of the Closing Transaction Documents to which Purchaser is a party has been, and assuming the receipt of the Required Approvals and the Required Consents, each of the Additional Transaction Documents to be executed and delivered by Purchaser will be, duly and validly authorized, executed and delivered by Purchaser and, assuming each has been or will be duly and validly executed and delivered by the Company, each constitutes or will constitute a legal, valid and binding obligation of Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(c)No Conflict; Required Filings and Consents. Neither the execution and delivery of the Closing Transaction Documents by Purchaser to which it is a party nor the performance by Purchaser of its obligations thereunder and, assuming the receipt of the Required Approvals, neither the execution and delivery of the Additional Transaction Documents by

Purchaser to which it will be party nor the performance by Purchaser of its obligations thereunder, will: (i) conflict with the certificate of incorporation, bylaws or other similar organizational documents of Purchaser or any of its Subsidiaries; (ii) violate any statute, Law, ordinance, rule or regulation applicable to Purchaser or any of its Subsidiaries; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Purchaser or any of its Subsidiaries, or result in the creation or imposition of any lien upon any properties, assets or business of Purchaser or any of its Subsidiaries under any material contract or any order, judgment or decree to which Purchaser or any of its Subsidiaries is a party or by which it or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on their respective obligations to perform their respective covenants under this Agreement or the legality, validity or enforceability of this Agreement, the Option and, assuming the receipt of all Required Approvals, the other Transaction Documents to which Purchaser is or will be a party. To Purchaser’s knowledge, there is no fact or circumstance regarding any of the properties or assets of Purchaser that would reasonably be expected to create a Disqualification.
(d)Accredited Investor. Purchaser is an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the 1933 Act and was not formed for the specific purpose of acquiring the Securities.
(e)No Government Review. Purchaser understands and agrees that neither the SEC nor any securities commission or other Governmental Entity has approved the issuance of the Securities or passed upon or endorsed the merits of this Agreement, the Securities, any of the other Transaction Documents to which Purchaser is or will be a party, or confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement, the Securities or such Transaction Documents to which Purchaser is or will be a party.
(f)Investment Intent. The Securities are being acquired for Purchaser’s own account for investment purposes only, not as a nominee or agent of any other Person and not with a view to the resale or distribution of any part thereof in violation of applicable Law, and Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same, and Purchaser does not have any Contract with any Person to sell, transfer or grant participation to such Person with respect to any of the Securities, except for the Company’s repurchase rights and rights of Purchaser expressly contemplated by the Transaction Documents.
(g)Restrictions on Transfer. Purchaser understands that the Securities are “restricted securities” as such term is defined in Rule 144 under the 1933 Act and have not been registered under the 1933 Act or registered or qualified under any state securities laws, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the 1933 Act and registration or qualification under applicable state securities Laws or the availability of an exemption therefrom.

(h)Investment Experience. Purchaser has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Securities, and Purchaser has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon the Company for legal or tax advice related to this investment.
(i)Access to Information. Purchaser acknowledges that it has had reasonable access to and has reviewed all documents and records relating to the Company that were provided by the Company to it and that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Securities; that it has had the opportunity to ask the Representatives of the Company certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Company; and that it understands the risks and other considerations relating to such investment.
(j)No General Solicitation. Purchaser is unaware of, and in deciding to purchase the Securities is in no way relying upon, and did not become aware of the opportunity to purchase the Securities through or as a result of, any form of general solicitation or general advertising, including any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet.
(k)Investment Risks. Purchaser understands that purchasing the Securities will subject it to certain risks, including each of the following:
(i)The Purchase Price for the Option and the Exercise Price for the Option Shares have each been determined solely by negotiation by and among Initial Purchaser and the Company and do not necessarily bear any relationship to the value of the Company’s assets, current or potential earnings of the Company, or any other recognized criteria used for measuring value and, therefore, there can be no assurance that such prices are representative of the actual value of the Securities.
(ii)In order to capitalize the Company, execute its business plan, and for other corporate purposes, the Company has issued, and expects to issue additional shares of Common Stock, securities exercisable or convertible into shares of Common Stock or debt. Such securities have been and may be issued for a purchase price consisting of cash, services or other consideration that may be materially different from the purchase price of the Securities. The issuance of any such securities may result in substantial dilution to the relative ownership interests of the Company’s existing shareholders and substantial reduction in net book value per share. Additional Capital Stock may have rights, preferences and privileges senior to those of the holders of Common Stock, and any debt financing may involve restrictive covenants that may limit the Company’s operating flexibility.
(iii)An investment in the Securities may involve certain material legal, accounting and federal and state tax consequences. Purchaser is relying solely on its own legal counsel, accountant and/or business adviser as to the legal, accounting, tax and related matters accompanying such investment.
(iv)The proceeds from the purchase and sale of the Option will be distributed to the shareholders of the Company as a dividend and will not be available to the Company.
(v)Unless there has been a Change in Law that results in cannabis no longer being a Schedule 1 controlled substance under the Controlled Substances Act, cannabis is a Schedule 1 controlled substance under the Controlled Substances Act.
(vi)The Company and its Subsidiaries are subject to various state regulations and licensing requirements in relation to the growth, processing and sale of cannabis in states where such activities have been legalized, including requirements regarding disclosure and, in some cases, approval of significant investors and equity holders of the Company.
(l)No Bad Actor. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act (a “Disqualification Event”) is applicable to Purchaser or, to Purchaser’s knowledge, any Affiliate of Purchaser, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.
(m)No Brokers. Purchaser is not, and will not become, obligated to pay any compensation to any broker, finder or financial adviser as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser or any of its Affiliates or Representatives.
(n) Acknowledgment of No Other Representations and Warranties. Purchaser acknowledges that except as expressly set forth in Section 4, the other Transaction Documents to which the Company is or will be a party, the Option Share Certificate and the other certificates delivered by the Company in connection with the transactions contemplated hereby and thereby, neither the Company nor any of its Affiliates or Representatives has made, will make, or shall be deemed to have made any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, regarding the Company or the Securities.
4.Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule attached as Schedule 1 (the “Company Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company hereby represents and warrants to the Initial Purchaser as of the date hereof (or if specified as of a different date or period of time, as of such different date or period of time) set forth in this Section 4. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 4, and the disclosures in any section of the Company Disclosure Schedule shall qualify other sections in this Section 4 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other Sections.
(a)Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or other entity power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be or have any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the legality, validity or enforceability of this Agreement, the Option and the other Transaction Documents.
(b)Authority; Validity and Effect of Agreement.
(i)The Company has the requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party, perform its obligations thereunder, and consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of each of the Transaction Documents to which it is or will be a party, the performance by the Company of its obligations thereunder, the transactions contemplated thereby, and all other necessary corporate action on the part of the Company have been duly authorized by the Board of Directors and the Company’s shareholders, and no other corporate proceedings on the part of the Company are necessary to authorize each of the Transaction Documents to which it is or will be a party or the transactions contemplated thereby.
(ii)Each of the Transaction Documents to which the Company is or will be a party has been or will be duly and validly executed and delivered by the Company and, assuming that each has been duly authorized, executed and delivered by each counterparty thereto, each constitutes a legal, valid and binding obligation of the Company, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(c)No Conflict; Required Filings and Consents. Neither the execution and delivery by the Company of the Transaction Documents to which it is or will be a party nor the performance by the Company of its obligations thereunder will: (i) conflict with the certificate of incorporation, bylaws or other similar organizational documents of the Company or any of its Subsidiaries; (ii) violate any statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries, or result in the creation or imposition of any lien upon any properties, assets or business of the Company or any of its Subsidiaries under any material contract or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

(d)Issuance of the Option Shares; No Violation of Preemptive Rights. The Option Shares have been duly and validly authorized and, when issued and paid for upon exercise of the Option in accordance with the terms of the Option, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Additional Transaction Documents and applicable state and federal securities Laws. The Option Shares, when issued upon exercise of the Option in accordance with the terms of the Option, will be free and clear of all Liens (other than transfer restrictions imposed by applicable federal and state securities Laws).
(e)Capitalization. Section 4(e) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of the record and beneficial owners of (i) all issued and outstanding shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock of the Company, and (ii) all holders of any options, warrants or any other securities of the Company, in each case, setting forth the names (or group) and number and kind of securities held, on a pro-forma fully diluted basis using the treasury stock method of accounting. The shares of the Company have the respective rights, preferences and privileges set forth in the certificate of incorporation of the Company (as amended). The outstanding shares of the Company have been duly authorized and validly issued, fully paid and non-assessable and were issued in compliance with federal and state securities Laws.
(f)Litigation. There is no pending cause of action, claim, demand, litigation, suit, investigation by a Governmental Entity, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise (each, an “Action”), which, individually or in the aggregate, would have a Material Adverse Effect. To the Company’s Knowledge, there is no currently threatened Action against the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any of its officers or directors is a party to or is named as subject to the provisions of any Order, in each case, as would reasonably be expected to have a material effect on the Company or any of its Subsidiaries.
(g)Compliance with Laws. Since January 1, 2019, (i) the Company and its Subsidiaries have been and are in compliance in all respects with all Laws applicable to them and their respective businesses and (ii) neither the Company nor any of its Subsidiaries has received any written notice or correspondence or, to the Company’s Knowledge, any other communication from any Governmental Entity asserting any non-compliance with any applicable Law, by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement without any ongoing liability or other obligation, in the case of each of clause (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(h)Licenses. As of the date of this Agreement, the Company and its Subsidiaries have obtained, hold and are in material compliance with, all Licenses necessary to conduct their respective businesses as currently conducted and have not received any written notice or, to the Company’s Knowledge, any other communication from a Governmental Entity asserting any non-compliance with any such Licenses that would individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The transactions contemplated by this Agreement and any other Transaction Documents to which the Company is or will be a party are not expected to result in a Material Adverse Effect. To the Company’s Knowledge, there is no fact or circumstances regarding any of the properties or assets of the Company or any of its Subsidiaries that would reasonably be expected to create a Disqualification.
(i)Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted in all material respects in compliance with the provisions of the Controlled Substances Act which do not conflict with (i) state or local law enabling the sale, transport, manufacture, cultivation, and commercial activity of marijuana or federally defined term usage “marijuana” and (ii) state laws governing the sale, transport, manufacture, cultivation, and commercial activity of marijuana. No Action involving the Company or any of its Subsidiaries with respect to the anti-money laundering laws (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b), and 1951-1959) or cannabis regulations is pending or, to the Company’s Knowledge, threatened.
(j)Internal Controls and Financial Reporting. Upon consummation of the IPO, the Company will have in place disclosure controls and procedures and such other internal controls with respect to financial reporting, in each case, as required by the rules and regulations of the SEC.
(k)Financial Statements. The Company has delivered to the Initial Purchaser its audited consolidated financial statements (including balance sheet and income statement) of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019 (such audited statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. Except as reflected or reserved against in the Financial Statements, neither the Company nor its Subsidiaries has any material liabilities or obligations, contingent or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (A) liabilities incurred in the ordinary course of business subsequent to December 31, 2020 and (B) obligations under Contracts and commitments incurred in the ordinary course of business. The Company and its Subsidiaries maintain and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and consistent with its past practices.
(l)Absence of Changes. Since December 31, 2020, until the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (ii) there has not occurred a Material Adverse Effect.

(m)Marketing. The Company and its Subsidiaries have established and maintained policies, procedures and practices reasonably designed to prohibit (i) posting, referring to or directing any user to, any health or disease claim bearing language regarding the products marketed, sold and/or distributed by their respective businesses on its social media accounts and websites connected with or related to their respective businesses, (ii) otherwise publicly making any health or disease claims regarding the products marketed, sold and/or distributed by their respective businesses, (iii) engaging in sales of its products to adults under the age of 21 as required by applicable cannabis Laws unless otherwise permitted by applicable cannabis Laws, and (iv) marketing products in a form or manner appealing to minors under the age of 18 as required by applicable cannabis Laws unless otherwise permitted by applicable cannabis Laws.
(n)Taxes.
(i)The Company and each its Subsidiaries have timely and duly filed all income and other material Tax Returns required to be filed by them, all such Tax Returns were true, correct and complete in all material respects and all material Taxes of the Companies, that have become due for all periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been fully paid.
(ii)No statute of limitations in respect of Taxes of the Company or its Subsidiaries has been waived by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which waiver or extension remains in effect.
(iii)There is no audit or other Action pending or, to the Company’s Knowledge, threatened against or with respect to the Company, in each case with respect to Taxes. There are no Liens for Taxes on any material asset of the Company or its Subsidiaries.
(iv)Neither the Company nor any of its Subsidiaries has ever received a written claim from any Governmental Entity in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(v)Neither the Company nor any of its Subsidiaries has (A) taken any material Tax deduction that is not permitted under Section 280E of the Code or (B) reduced gross income for Tax purposes by any cost of goods sold in a manner inconsistent with Section 280E (including as interpreted in Patients Mut. Assistance Collective Corp. v. Comm’r, No. 14776-14 (T.C. Nov. 29, 2018)).
(vi)The Company does not have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes (“E&P”), and does not expect or have any reason to expect that the Company will have current E&P for its taxable year that includes the Closing.
(o)Intellectual Property. The Company and each of its Subsidiaries own or otherwise have valid and sufficient rights to use all Intellectual Property Rights necessary for or material to the conduct of their businesses. Neither the Company nor any of its Subsidiaries has received any written notice or other communication alleging any material infringement, material misappropriation or other material violation (including by any suppliers or vendors working on their behalf) of any Intellectual Property Rights of any other Person. None of the Intellectual Property Rights owned by the Company or any of its Subsidiaries is subject to any option, exclusive license, or other encumbrance (whether contingent or exercisable) that is or, if exercised, would reasonably be expected to be, material to the conduct of its business.
(p)Insurance. The Company and its Subsidiaries have in full force and effect insurance policies that are reasonable and prudent policies for the size and nature of the business of the Company and its Subsidiaries, taken as a whole. All material insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time, or both, would constitute a default by any of the insured parties thereunder. To the Company’s Knowledge, there is no material claim pending under any insurance policy of the Company or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims.
(q)Cash Management. The Company and its Subsidiaries have established and maintained policies, procedures and practices sufficient to, and maintained books and records adequate to, properly and securely record and monitor the receipt, use, deposit, storing and transporting and otherwise disposing of cash, checks or other cash equivalents in their respective operations of business and accountabilities of their respective personnel involved in such cash management.
(r)No Brokers. Neither the Company nor any of its Subsidiaries is, or will become, obligated to pay any compensation to any broker, finder or financial adviser as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of the Company or any of its Affiliates or Representatives.
(s)Acknowledgment of No Other Representations and Warranties. The Company acknowledges that except as expressly set forth in Section 3, the other Transaction Documents to which a Purchaser is or will be a party, and the other certificates delivered by a Purchaser in connection with the transactions contemplated hereby and thereby, no Purchaser or any of its Affiliates or Representatives has made, will make, or shall be deemed to have made any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, regarding Purchaser.
5.Agreements in Connection with Exercise of Option.
(a)Upon the exercise of the Option, (i)  so long as Purchaser is entitled to the rights under Section 7(f) (Rights to Future Stock Issuances) (for the avoidance of doubt, taking into account the exceptions to the termination of the rights under Section 7(f) (Rights to Future Stock Issuances) pursuant to Section 7(b)(iv) (Regulatory Compliance)), the Company and the Initial Purchaser or, in the event that the Initial Purchaser has Transferred the entire Option to a bona fide third party in an arm’s-length transaction in accordance with this Agreement, the Company and such transferee shall enter into the Investor Rights Agreement, in the form set forth in Exhibit B, and (ii) the Company and any Purchaser shall enter into the Registration Rights Agreement, in the form attached as Exhibit C.
(b)To the extent that any holders of the Company’s Common Stock or securities convertible into Common Stock are subject to any lock-up period imposed by the underwriter in connection with the IPO, each Purchaser shall, if applicable, execute a customary, binding lock-up agreement on the same material terms and conditions as any such holders of Common Stock are subject to; provided, however, that, the duration of the lock-up period, if any, imposed on any such Purchaser pursuant to such binding lock-up agreement shall be for the lesser of (i) the remaining duration of the longest lock-up period still in effect with respect to any such holders of the Company’s Common Stock as imposed by the underwriter in connection with the IPO, and (ii) six months from the date of the IPO.
(c)At all times following the Closing, the Option Shares shall be authorized and reserved for issuance upon exercise of the Option.
6.Conversion of Option Shares. If, in conjunction with the IPO, the issued and outstanding Capital Stock or securities convertible or exchangeable into or exercisable for Capital Stock shall have been increased, decreased, or changed into a different number of shares of Capital Stock or securities or a different class by reason of any amendment or modification to the Company’s certificate of incorporation or bylaws or any other organizational document of the Company, any reclassification, stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend shall have been declared, then the Company shall ensure that the Option Shares shall be equitably adjusted to provide Purchaser substantially with the same economic effect as contemplated by this Agreement immediately prior to such event.
7.Other Agreements of the Parties.
(a)Transfer Restrictions.
(i)Without limiting any Transfer permitted under Section 5.3(a) of the Option or Section 7(b)(iv), for a period (the “Initial Transfer Period”) beginning on the Closing Date and ending on either (i) December 31, 2021, if the IPO has not been consummated as of such date, or (ii) if the IPO shall have been consummated by December 31, 2021, the date that is six months from the date on which the IPO is consummated, none of the Securities shall be Transferred to any Person other than a Permitted Transferee without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
(ii)Following the Initial Transfer Period, the Securities (including the Option or any portion of the Option) may be Transferred by the Initial Purchaser without any requirement to obtain the prior written consent of the Company, subject to the following conditions:

(1)any transferee of any part of the Option shall be required to comply with and shall commit to comply with all regulations issued by a Governmental Entity applicable to such transferee in connection with the Transfer of the applicable Option in all material respects;
(2)any transferee of any part of the Option shall be required to execute a Joinder in addition to any documents required to be executed in connection with such Transfer in accordance with the Option, upon execution of which such transferee shall be bound by the terms of this Agreement as a “Purchaser” pursuant to the terms of the Joinder (excluding any Transfer made pursuant to Section 5.3(a) of the Option);
(3)in the event that the Initial Purchaser (or a Permitted Transferee) Transfers less than Initial Purchaser’s whole Option, the Initial Purchaser (together with all Permitted Transferees) may not split and/or Transfer the Option, in the aggregate, to more than four Persons (excluding any Transfer made pursuant to Section 5.3(a) of the Option or Section 7(b)(iv);
(4)no transferee of any part of the Option shall be a Prohibited Assignee, unless Purchaser obtains the prior written consent of the Company, which shall be given in the Company’s sole and absolute discretion;
(5)except with respect to a Transfer to a Permitted Transferee, no transferred Option or portion thereof shall be further transferrable or actually transferred by any of the Initial Purchaser’s transferees (other than a Permitted Transferee) and excluding any Transfer made pursuant to Section 5.3(a) of the Option or Section 7(b)(iv);
(6)the Company may require the transferor thereof to provide to the Company a customary opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such Transfer does not require registration of the transferred Option under the 1933 Act; and
(7)subject to Section 7(b)(iv), in the event that the Initial Purchaser (or a Permitted Transferee of Initial Purchaser’s whole Option) Transfers less than all of the Option to any Person that is not a Permitted Transferee, each of Section 7(d) (Board Observer Rights), Section 7(e) (Information Right) (other than Section 7(e)(i)) and Section 7(f) (Rights to Future Stock Issuance) shall terminate immediately, unless waived by the Board of Directors in its sole and absolute discretion prior to or at the time of such Transfer.
(iii)The Securities may only be disposed of in compliance with applicable federal and state securities Laws. In connection with any Transfer of the Securities, other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge, the Company may, acting reasonably, require the transferor thereof to provide to the Company (x) an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such Transfer does not require registration of such transferred Option Shares under the 1933 Act; and, if necessary, (y) a duly completed accredited investor questionnaire, in form and substance reasonably acceptable to the Company. As a condition of Transfer, any such transferee shall, if the IPO has not yet been consummated, agree in writing to be bound by the terms of this Section 7(a) and Section 5(b).
(iv)Any certificates and agreements evidencing the Securities shall have endorsed thereon the following legend (and appropriate notations thereof will be made in the Company’s stock transfer books), and stop transfer instructions reflecting these restrictions on transfer will be placed with any transfer agent for the Securities:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH LAWS OR AN EXEMPTION UNDER THE ACT AND SUCH LAWS (WHICH EXEMPTION, IF REASONABLY REQUESTED BY THE ISSUER, IS BASED ON AN OPINION OF COUNSEL).
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS PURSUANT TO AN OPTION PURCHASE AGREEMENT (AS MAY BE AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS), DATED JUNE 14, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES, THE INITIAL PURCHASER OF SUCH SECURITIES, AND CERTAIN OTHER PARTIES. A COPY OF SUCH OPTION PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
(v)To the extent that the Securities are Transferred pursuant to an effective registration statement or otherwise transferred pursuant to an exemption from the registration requirements of the 1933 Act, in a transaction that results in such Securities ceasing to be restricted securities under applicable federal and state securities Laws, the Company shall use commercially reasonable efforts to cause the foregoing legend to be removed from all certificates and book-entry positions representing the Securities (and terminate any related stop transfer orders related to or arising from such legend) and take such other actions within the Company’s commercially reasonable control as may be necessary in order for such Securities to be freely tradeable and not subject to any restriction on Transfer under applicable federal and state securities Laws.
(b)Regulatory Compliance.
(i)Purchaser acknowledges that due to anti-money laundering regulations and cannabis regulations within their respective jurisdictions, the Company and/or any Person acting on behalf of the Company and its Subsidiaries may, from time to time, require further documentation verifying Purchaser’s identity and the source of funds used to purchase the

Securities, including reasonable background checks with respect to Purchaser and the equityholders of Purchaser. Purchaser further agrees to, following reasonable advance notice from the Company, (A) provide the Company with such information as the Company determines, based on the advice of outside legal counsel, to be necessary to verify compliance with the anti-money laundering and/or cannabis regulations of any applicable jurisdiction or to respond to reasonable requests for information concerning the identity of Purchaser and/or its equityholders from any Governmental Entity or financial institution with whom the Company is a customer or client and each of whom has agreed in writing to comply with the confidentiality obligations set forth in Section 8, in connection with its anti-money laundering compliance procedures or state cannabis regulations, and (B) update such information as necessary.
(ii)Purchaser agrees and acknowledges that there may be various state Governmental Entity approvals required to be obtained prior to the exercise of the Option. Section 3(c) of Purchaser Disclosure Schedule contains a complete and accurate list of the approvals required by cannabis Laws as of the date hereof to be obtained by the Company prior to the exercise of the Option (collectively, the “Required Consents”). The Company shall notify Purchaser as promptly as reasonably practicable if it becomes aware of any additional Required Consents that become so required by cannabis Laws after the date hereof. No Option shall be exercisable until all the Required Consents are obtained (for the avoidance of doubt, taking into account any Required Consent that may no longer be required due to the mitigation efforts taken pursuant to this Section 7(b) or otherwise, in which case, for the avoidance of doubt, such exercise (in full or in part, as applicable) shall be allowed without obtaining such formerly Required Consents).
(iii)Without limiting the Parties’ obligations under Section 7(h), in the event that a Governmental Entity of any state indicates or determines the investment in the Company by Purchaser or any of its equityholders would, or potentially would, violate any state cannabis Law and result in any enforcement action (including a fine) against any cannabis license held by the Company or any of its Subsidiaries if the Company continues to seek approval for such investment after such indication and/or determination, or risk the loss of any cannabis license held by the Company or any of its Subsidiaries or materially adversely affect the likelihood of the Company receiving any cannabis license for which the Company or any of its Subsidiaries has submitted an application which remains pending (a “Disqualification”), then the Company shall promptly provide notice to Purchaser of such Disqualification, and (A) the Company and Purchaser shall cooperate in good faith to attempt to cure such Disqualification, including cooperating with each other and using (and causing their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part (including commencing proceedings to defend against and appeal such Disqualification), and Purchaser and its Representative shall be entitled to, if permitted by such Governmental Entity, participate in any meetings, calls or other communications with such Governmental Entity, and shall take all other commercially reasonable actions necessary, proper or advisable, in each case, to attempt to cure the fact, event or circumstance that would result in such Disqualification and to avoid or revoke such Disqualification, and (B) if the cooperative efforts set forth in the preceding clause (A) do not cure the Disqualification and such Disqualification has been determined by such Governmental Entity (by a final and binding determination, or issuance of an Order including with respect to a change in Laws) that the investment in the Company by Purchaser or any of its equityholders will violate a state cannabis Law and as a result would be reasonably likely to adversely impact, in any material respect, (x) any then-active cannabis license held by the Company or any of its Subsidiaries (other than any license that the Company or any of its Subsidiaries then intend to terminate or cancel (by lapse of time or otherwise) in the near term) or (y) the likelihood of the Company receiving any cannabis license for which the Company or any of its Subsidiaries has submitted an application which remains pending (such Disqualification, a “Final Disqualification”), then, (i) in the event that such Final Disqualification applies to Purchaser, Purchaser shall Transfer such portion of the Securities subject to such Final Disqualification to any Affiliate of Purchaser (including Altria) that is not subject to such Final Disqualification and (ii) in the event that such Final Disqualification applies to an equityholder of Purchaser, and Purchaser wishes to continue to hold the Securities, Purchaser must promptly disassociate from such equityholder.
(iv)In the event that, as of the earlier to occur of (A) the date that is 30 days after Purchaser received notice of a Final Disqualification and (B) the date that is one day prior to any deadline set by the applicable state Governmental Entity with respect to a Final Disqualification (such date, the “Disqualification Date”), Purchaser has not Transferred its Securities, disassociated with any unsuitable equityholder(s) or otherwise cured the Final Disqualification as set forth in Section 7(b)(iii) to the satisfaction of the state Governmental Entity that would avoid or revoke the Final Disqualification, then:
(1)if a Transfer of all or a portion of Purchaser’s Securities would, as a result of such Transfer, avoid the Final Disqualification (the amount of the Securities to be included in such Transfer sufficient to avoid the Final Disqualification, the “DQ Portion”), as it relates to the Initial Purchaser or its Permitted Transferee only, the Initial Purchaser or its Permitted Transferee may, as applicable, in its sole discretion and within 60 days following the Disqualification Date, elect to Transfer in the open market the DQ Portion to any unaffiliated third party who is not a Prohibited Assignee (such Transfer, a “DQ Transfer”, and such Transferred Securities, the “DQ Securities”); provided, that, (a) notwithstanding anything to the contrary contained in this Agreement, upon execution of a Joinder by such transferee, all rights contained in Section 7(f) (Rights to Future Stock Issuance) and Section 7(e)(i) (Information Rights) shall be provided to such transferee of the DQ Securities (solely to the extent such rights have not otherwise been prior terminated pursuant to the terms of this Agreement), (b)(i) notwithstanding Section 7(a)(ii)(7), the rights of the Initial Purchaser or such Permitted Transferee contained in Section 7(d) (Board Observer Rights), Section 7(e) (Information Rights) and Section 7(f) (Rights to Future Stock Issuance) shall not terminate solely as a result of such DQ Transfer unless the Initial Purchaser or such Permitted Transferee, as applicable, holds no Securities following such DQ Transfer, and (ii) if applicable, the “six percent” ownership threshold contained in each of Section 7(d) (Board Observer Rights) and Section 7(i) (Standstill) shall be automatically reduced to be the Initial Purchaser’s or such Permitted Transferee’s percentage ownership of outstanding Common Stock of the Company immediately following such DQ Transfer, calculated on a fully diluted basis using the treasury method of accounting, and assuming full exercise of all Options which such Purchaser then beneficially owns; and

(2)if a DQ Transfer was not consummated during the 60-day period pursuant to Section 7(b)(iv)(1) above, or in the case of any other Purchaser, the Company or its designated assignee(s) shall, to the extent permitted by applicable Law, have the obligation to redeem and repurchase the DQ Portion as may be requested by such Purchaser, for consideration payable, at Company’s election: (A) with cash, at a purchase price equal to the lesser of (A) $233.00 per share, and (B) (x) if the IPO has been consummated, the Fifteen-Day VWAP and (y) if the IPO has not been consummated, the fair market value of the Securities, as determined by a nationally recognized valuation firm as mutually agreed to by the Parties (such repurchase price determined by clauses (x) and (y), the “Repurchase Price”); or (B) by issuance of a promissory note by the Company in a principal amount equal to the Repurchase Price and a term of no more than three years from the date of issuance, bearing interest at a rate per annum equal to the then-current interest rate published by the Wall Street Journal from time to time as the “prime commercial rate” or similar reference interest rate; provided that, the Repurchase Price and any payment that will be made pursuant to the promissory note shall be paid by the Company to Purchaser from a source of funds in compliance with applicable Laws, including anti-money laundering Laws and the Controlled Substances Act and Purchaser shall use commercially reasonable efforts to cooperate with the Company in good faith to assist the Company in the sourcing and securing of such funds, provided that, such commercially reasonable efforts shall not include providing any indemnification or making any payment or transfer of value (other than payments to its Representatives) by Purchaser, any of its Affiliates or its and their respective Representatives; provided, further, that, notwithstanding anything to the contrary contained in this Agreement (including Section 7(a)(ii)(7)), unless Purchaser holds no Securities following the repurchase described in this Section 7(b)(iv)(2), (a) in the case of a Transfer made by the Initial Purchaser or any Permitted Transferee, such Purchaser’s rights contained in Section 7(d) (Board Observer Rights), Section 7(e) (Information Right) and Section 7(f) (Rights to Future Stock Issuance) shall not terminate solely as a result of such repurchase, and (b) if applicable, the “six percent” ownership threshold contained in each of Section 7(d) (Board Observer Rights) and Section 7(i) (Standstill) shall be automatically reduced to be such Purchaser’s percentage ownership of outstanding Common Stock of the Company immediately following such Transfer, calculated on a fully diluted basis using the treasury method of accounting, and assuming full exercise of all Options which such Purchaser then beneficially owns.
(v)In the event that the investment by Purchaser or any of its equityholders will result in a fine by a Governmental Entity of any state, Purchaser may take any actions described in foregoing Section 7(b)(iii) and Section 7(b)(iv), in each case, to avoid such fine. If Purchaser elects not to take such actions or Purchaser’s actions do not avoid such fine, and, as a result thereof, such fine becomes final and due, Purchaser shall pay such fine to the relevant state Governmental Entity when due.
(vi)The Company and Purchaser shall reasonably cooperate with each other to effect the transactions contemplated in Section 7(b)(iii) and Section 7(b)(iv).
(c)Rights Related to the IPO. The Company shall use commercially reasonable efforts to consummate the IPO as soon as reasonably practicable, but in no event later than December 31, 2021. Prior to the consummation of the IPO, the Company shall provide

Initial Purchaser with periodic updates regarding the status of the IPO process and such access, information and due diligence as is reasonably requested by Initial Purchaser, including meeting with management of the Company at least once weekly. The Company will provide Initial Purchaser with an opportunity to review the registration statement on Form S-1 to be filed in connection with the IPO and provide comments with respect thereto, and the Company shall consider such comments in good faith for incorporation into such registration statement and, with respect to any comments related to Initial Purchaser and/or the transactions contemplated by the Transaction Documents, incorporate such comments into such registration statement. For the avoidance of doubt, the registration statement and any information provided in connection therewith shall be subject to Section 8 (Confidentiality; Publicity) of this Agreement.
(d)Board Observer Rights. Subject to, for the avoidance of doubt, Section 7(a)(ii)(7), following the Closing and at all times prior to the exercise of the Option, for so long as, subject to Section 7(b)(iv), (i) the Securities held by a Purchaser (assuming exercise of all of Purchaser’s Option) represent at least six percent of the outstanding Common Stock of the Company, calculated on a fully diluted basis using the treasury method of accounting, or (ii) the Initial Purchaser or any Permitted Transferee of Initial Purchaser’s whole Option has not Transferred all or any portion of the Securities to any Person that is not a Permitted Transferee, Initial Purchaser, or such Permitted Transferee of Initial Purchaser’s whole Option, as applicable, shall have the right to designate one observer to the Board of Directors, so long as such observer is not an employee or a non-independent director of Initial Purchaser or any of its subsidiaries. Such observer’s attendance shall be limited, in their nonvoting observer capacity, to all meetings of the Board of Directors, excluding all executive sessions and committee meetings of the Board of Directors. Such observer shall receive copies of all notices, minutes, consents and other materials provided to the Board of Directors with respect to the meetings that such observer is entitled to attend; provided, however, that (A) the observer shall not be entitled to vote on any matter submitted to the Board of Directors or any of its committees nor to offer any motions or resolutions to the Board of Directors or such committees; (B) such observer shall agree to hold in confidence all information so provided; provided that such observer may share such information with Cronos and its Representatives; and (C) the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected (in the Company’s reasonable judgment) to result in (w) a violation of applicable Law, (x) the disclosure of any trade secrets in a manner that would result in any such trade secrets no longer being protected under applicable Law following such disclosure, (y) a waiver of the protection of any attorney-client privilege or protection or (z) a conflict of interest.
(e)Information Rights. Subject to Section 7(a)(ii)(7), following the Closing, and for so long as any of the Option remains exercisable and for so long as the Company is not a public reporting company under the 1934 Act, the Company shall: (i) provide Purchaser with quarterly and annual unaudited and unannotated financial statements (income statement, balance sheet and cash flow statement) within 60 days following the end of each quarter or fiscal year, as applicable;  (ii) promptly notify Initial Purchaser of any transaction or event of which the Board of Directors becomes aware that (A) would make any such information provided to Purchaser pursuant to part (i) untrue in any material respect or (B) could reasonably be expected to have a Material Adverse Effect on the Company;  (iii) provide a once-weekly meeting between the CEO of the Company and other requested executives of the Initial Purchaser to discuss the Company’s progress towards the IPO, on a confidential basis; (iv) furnish Purchaser with such financial, operating and other data and information related to the Company as Purchaser may reasonably request, on a confidential basis, and in any case only which the Company prepares in the ordinary course; provided, however, that the Company shall not be required to disclose any information to Purchaser if such information would, in the Company’s reasonable judgment, (A) be considered a trade secret, (B) jeopardize any attorney-client privilege or (C) contravene any applicable Law or binding agreement entered into prior to the date hereof in any material respect; notify Purchaser within two Business Days of any material events related to the Company or its shareholders that would be required to be disclosed on Form 8-K if the Company were a public reporting company under the 1934 Act; (v) notify Purchaser substantially simultaneously with the consummation of any transaction involving or informing the valuation of the Company’s Capital Stock; and (vi) within 15 days following the end of each quarter, provide Purchaser with (A) the total number of shares of outstanding Common Stock of the Company and (B) the total number of shares of outstanding Common Stock of the Company, calculated on a fully diluted basis using the treasury method of accounting.
(f)Rights to Future Stock Issuances.
(i)Subject to Section 7(a)(ii)(7), following the Closing and for so long as the Option is issued and outstanding, and (A) Purchaser has not Transferred all or any portion of the Securities to any Person that is not a Permitted Transferee, or (B) Purchaser has not failed to exercise at least 50% of its Pro Rata Portion in connection with the pre-emptive rights described in this Section 7(f) more than once following the Triggering Event Date, if the Company proposes to sell any New Securities the Company shall offer Purchaser the opportunity to purchase New Securities in an amount equal to up to Purchaser’s pro rata ownership (which shall include all shares of Capital Stock then owned by Purchaser and all shares issuable under all of Purchaser’s Option assuming full exercise thereof) of the issued and outstanding shares of Capital Stock, assuming exercise of all of Purchaser’s Option and calculated based on a fully diluted basis utilizing the treasury stock method of accounting as of the date of such offering (the “Pro Rata Portion”). Purchaser’s participation in such offering shall be on the same terms and conditions as other investors in any such offering, including that all proceeds of such offering and sale to Purchaser be in funds immediately available for use by the Company; provided that Purchaser shall not be obligated to agree to any restrictive covenants or otherwise limit its rights in connection therewith, other than applicable federal and state securities Laws and other required regulatory compliance, if any, in connection with participation in the offering.
(ii)The Company shall give written notice (the “Offer Notice”) to Purchaser, stating (A) its bona fide intention to offer such New Securities, (B) the proposed number of such New Securities to be offered, (C) the price and terms, if available, upon which it proposes to offer such New Securities and (D) Purchaser’s Pro Rata Portion. The Company shall promptly provide any additional information reasonably requested by Purchaser with respect to the proposed transaction involving the New Securities following receipt of the Offer Notice.
(iii)By notification to the Company within five Business Days after the Offer Notice is given, Purchaser may elect to purchase all or any portion of its Pro Rata Portion of such New Securities, at the price and on the terms specified in the Offer Notice. The closing of any sale pursuant to this Section 7(f) shall occur within the later of 10 Business Days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to this Section 7(f).
(iv)The Company may, during the 10-Business Day period following the expiration of the period provided in Section 7(f)(iii), offer and sell the remaining portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to Purchaser in accordance with this Section 7(f).
(g)Commercial Matters. Following the Closing, the Initial Purchaser and the Company shall use commercially reasonable efforts to enter into commercial agreements on the terms set forth in Exhibit F and such other customary terms, to take effect at the Initial Purchaser’s election; provided, however, that the Company shall be obligated to offer to the Initial Purchaser the terms set forth in Exhibit F only for so long as the Initial Purchaser (i) has not Transferred any of the Securities to any Person that is not a Permitted Transferee (excluding any Transfer made pursuant to Section 7(b)(iv)) and (ii) has not failed to exercise at least 50% of its Pro Rata Portion in connection with the pre-emptive rights described in Section 7(f) more than once following the Triggering Event Date.
(h)Condition to Option Exercise.
(i)If any Purchaser intends to exercise the Option, prior to such exercise, Purchaser and the Company shall (or if applicable, each shall cause its “ultimate parent entity” (as such term is understood under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)) to) take all action necessary to (A) file, to the extent required by the HSR Act in connection with such exercise of the Option, notifications under the HSR Act, and to file notifications or obtain approvals, permits or clearances under any other applicable Law governing antitrust or competition matters, including any non-U.S. antitrust Laws (such filing, notification, approvals, permits or clearances, collectively, “Antitrust Filings”), and (B) to obtain the notice to, and approval of, the Toronto Stock Exchange (the “TSX Approval”) and any Required Consents, in each case, to the extent required by such other applicable Law in connection with such exercise of the Option. Purchaser shall bear all Purchaser and Company filing fees and other reasonable out-of-pocket costs and expenses (including the costs and expenses of the Company and its Subsidiaries’ Representatives) for Antitrust Filings.

(ii)Each of Purchaser and the Company, as applicable, shall respond as promptly as reasonably practicable to any inquiries from the Federal Trade Commission, the Antitrust Division of the Department of Justice and other Governmental Entities with respect to any other Antitrust filings, the Required Consents and the TSX Approval for additional information or documentation and shall respond as promptly as reasonably practicable to all inquiries and requests received from any state attorney general or other Governmental Entity related to the exercise of the Option, in each case, to the extent necessary or advisable to obtain as promptly as practicable all approvals, permits and clearances and all Required Consents and the TSX Approval from such Governmental Entity in order to consummate the exercise of the Option.
(iii)The Company shall use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7(h) to cause the expiration or termination of the applicable waiting periods, or receipt of required approvals, permits and clearances, as applicable, under the HSR Act and any applicable non-U.S. antitrust Laws, all Required Consents and the TSX Approval; provided, however, that, and notwithstanding the foregoing, nothing in this Agreement will require the Company, Purchaser or any of their respective Affiliates (i) to take or refrain from taking any action that would (A) restrict, prohibit or limit the ownership or operation by the Company, Purchaser or their respective Affiliates of all or any material portion of their business or assets or compel the Company, Purchaser or their respective Affiliates to dispose of or hold separately all or any material portion of their business or assets, or impose any material limitation, restriction or prohibition on the ability of the Company, Purchaser or their respective Affiliates, taken as a whole, to conduct their business or own such assets, and (B) impose material limitations on the ability of the Company or Purchaser to consummate the transactions contemplated hereby; provided, further, that all references to the term “Affiliates” in the foregoing proviso shall, with respect to the Initial Purchaser, include Altria. Except for a pull-and-refile by Purchaser pursuant to 16 C.F.R 803.12 (which shall not require the Company’s consent), neither the Company nor Purchaser shall voluntarily extend any waiting period under the HSR Act and the Company shall not enter into any agreement with any Governmental Entity to delay or not to consummate the exercise of the Option except with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the exercise of the Option); provided that Purchaser shall not pull-and-refile more than once without the Company’s prior written consent.
(iv)The Parties shall consult and cooperate in good faith with one another, and consider in good faith the views of one another, in connection with, and provide to the other Party in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any antitrust Law and the procurement of any Required Consent. To the extent permitted by Law or Governmental Entities reviewing the transactions contemplated by this Agreement, the Parties will provide each other with the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities. With respect to information provided under this Section 7(h), the Parties may, as each deems advisable and necessary, designate any competitively sensitive material or information or trade secrets provided to the other under this Section 7(h) as for “counsel-to-counsel”.
(i)Standstill. At all times when Purchaser beneficially owns, subject to Section 7(b)(iv), at least six percent of the outstanding Common Stock of the Company calculated on a fully diluted basis using the treasury method of accounting, and assuming full exercise of all Options which Purchaser then beneficially owns, and for a period of six months after the date on which Purchaser no longer meets such beneficial ownership threshold, unless otherwise consented to in advance by the Board of Directors or any of the Company’s authorized Representatives, such Purchaser agrees that it shall not, and shall cause its Affiliates not to, and it shall direct its Representatives not to, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (A) any acquisition or sale of any securities (or any beneficial ownership thereof or any right to vote such securities) or assets of the Company (other than the acquisition of inventory in the ordinary course of business or assets not material to the Company and its Subsidiaries (taken as a whole)), or any rights or options to acquire any securities (or any beneficial ownership thereof or any right to vote such securities), or any assets (other than the acquisition of inventory in the ordinary course of business or assets not material to the Company and its Subsidiaries (taken as a whole)), indebtedness or businesses of the Company or any of its Subsidiaries, except as contemplated by this Agreement and the other Closing Transaction Documents, (B) any tender or exchange offer, merger or other business combination involving the Company or any of its Subsidiaries or any assets of the Company or its Subsidiaries constituting a material portion of the consolidated assets of the Company and its Subsidiaries (on an individual entity basis), (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries, (D) any “change in control” of the Company, or (E) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or any of its Subsidiaries; or (ii) otherwise act, alone or in concert with others, to seek representation on or to control the management, Board of Directors or policies of the Company, except as contemplated by this Agreement and the other Closing Transaction Documents; provided, however, that notwithstanding anything to the contrary in the foregoing provisions of this Section 7(i), (A) the Initial Purchaser may acquire up to an aggregate of 25% of the issued and outstanding Common Stock of the Company, on a fully diluted basis using the treasury stock method of accounting, and assuming full exercise of the Option held by the Initial Purchaser and (B) the Initial Purchaser, its Affiliates and its and their respective Representatives are permitted to make private acquisition proposals or any communications relating thereto to the Company, the Board of Directors or any of their respective Representatives. Notwithstanding the foregoing, the restrictions set forth in this Section 7(i) will immediately terminate and be of no further effect in the event that: (x) the Company enters into a definitive agreement with an unaffiliated third party involving a Fundamental Transaction; (y) a tender offer or exchange offer with respect to the Company’s Equity Interests is commenced and the Board of Directors either has recommended in favor of such transaction or has failed to recommend against such transaction within ten business days after its commencement; or (z) the Company becomes subject to any voluntary or involuntary reorganization or restructuring process, proposal or petition under Laws relating to bankruptcy, insolvency or protection of creditors generally.
(j)Tax Reporting and Compliance. The Company agrees to (i) cooperate with the Paying Agent and the Purchaser in respect of any required Tax reporting and withholding or similar obligations of the Paying Agent or Purchaser and (ii) provide information necessary for the Paying Agent to ascertain whether the Paying Agent has fully discharged its legal obligation with respect to the payment of the Aggregate Holder Purchase Price and Company Dividend Amount (in all such cases, disclaiming and avoiding any representation or warranty of accuracy of, or determination of adequacy of, such information, and without being subject to any indemnification requested by or to Paying Agent or any other party).
8.Confidentiality; Publicity.
(a)NDA. The confidentiality obligations of the NDA shall terminate at the Closing, and all Confidential Information (as defined in the NDA) disclosed under the NDA, including all discussions and information relating to this Agreement, shall be treated in accordance with the confidentiality obligations set forth in this Section 8. Notwithstanding the foregoing, the Parties shall, and shall cause their respective Affiliates and Representatives to, keep confidential all Confidential Information in accordance with this Section 8.
(b)Generally. From and following the Closing, each Party shall and shall cause their Subsidiaries, if applicable, and its and their respective Representatives not to, directly or indirectly, without the prior written consent of the other Parties, disclose to any other Person, and shall safeguard any and all confidential information to the extent relating to any other Parties, including by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information as the receiving Party used with respect thereto prior to the execution of this Agreement; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by the receiving Party without use or reference to such confidential information or was in its rightful possession without obligation of confidentiality before the disclosure of the applicable confidential information to it; provided, further, that the provisions of this Section 8 will not prohibit any retention of copies of records or disclosure (i) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and the disclosing Party is provided with an opportunity, at its sole cost and expense, to seek an appropriate protective order or other remedy or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement.
(c)Permitted Disclosures by the Company. Notwithstanding anything to the contrary set forth herein, Initial Purchaser acknowledges and agrees that, without violating the NDA or any other terms and provisions of this Agreement and the other Transaction Documents, the Company shall be permitted to disclose this Agreement, including the identification of the Parties and their Affiliates, and the terms of the transactions contemplated hereby and thereby to its shareholders following execution of this Agreement so long as the Company satisfies its obligation to cause its Affiliates and Representatives to keep confidential all Confidential Information as set forth in Section 8(a). All Purchasers hereby consent to the Company’s disclosure of this Agreement, including the identification of the Parties and their Affiliates, and the terms of the transactions contemplated hereby to any potential purchaser of securities in future financings by the Company or as may otherwise be required by any Governmental Entity so long as the Company satisfies its obligation to use reasonable efforts to cause such recipient to keep confidential all Confidential Information as set forth in Section 8(a). Notwithstanding anything to the contrary set forth herein, the Company may disclose the terms of the transactions contemplated hereby pursuant to disclosure obligations imposed under the federal securities Laws or the rules or requirements of the stock exchange or marketplace on which the Company has a class of its securities listed for trading; provided that the Company shall (i) provide Purchaser reasonable prior notice in advance of such required disclosure, (ii) at Purchaser’s sole cost and expense seek an appropriate protective order or other methods to obtain confidential treatment of such information to be disclosed, and (iii) provide Purchaser with an opportunity to review such disclosure and provide comments with respect thereto and consider such comments in good faith for incorporation into such disclosure and, with respect to any comments related to Purchaser and/or the transactions contemplated by the Transaction Documents, incorporate such comments into such disclosure.
(d)Press Releases. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release by the Company and the Initial Purchaser or Cronos. Thereafter, the Company and Purchasers shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other prior to issuing any other press releases or otherwise making public statements, disclosures or communications with respect to the transactions contemplated by this Agreement and shall not issue any such press release or otherwise make such public statements, disclosures or communications prior to such consultation, except as may be required or rendered impractical by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service. In addition, the Initial Purchaser (and Representatives thereof) and the Company (and Representatives thereof), may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by the Company and the Initial Purchaser (or Cronos, if applicable) or to the extent that they have been reviewed and previously approved by both the Company and the Initial Purchaser.

9.Entire Agreement; No Third-Party Beneficiaries; Incorporation.
(a)Entire Agreement. This Agreement, the other Closing Transaction Documents, the Initial Purchaser Disclosure Schedule, the Company Disclosure Schedule, and the Purchaser Certificate contain the entire agreement between the Parties and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereto and thereto, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth herein or thereunder. Each Purchaser acknowledges and agrees that, other than the representations and warranties made by the Company in Section 4, the other Transaction Documents to which the Company is or will be a party, the Option Share Certificate and any other certificates delivered by the Company in connection with the transactions contemplated hereby and thereby, it did not rely upon any statements or information, whether oral or written, provided by the Company or any of its Affiliates or Representatives, in deciding to enter into this Agreement or purchase the Securities. The Company acknowledges and agrees that, other than the representations and warranties made by Purchasers, severally and not jointly, set forth in Section 3, the other Transaction Documents to which a Purchaser is or will be a party, the Purchaser Certificate and the other certificates delivered by a Purchaser in connection with the transactions contemplated hereby and thereby, it did not rely upon any statements or information, whether oral or written, provided by a Purchaser, or any of its Affiliates or Representatives, in deciding to enter into this Agreement or sell the Securities. The Parties acknowledge and agree the transactions contemplated by this Agreement and the other Transaction Documents are enforceable as a matter of law. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
(b)Incorporation. The Company Disclosure Schedule, each Purchaser Disclosure Schedule, any other Schedules, and any Exhibits shall be construed with and as an integral part of this Agreement to the same extent as if each had been set forth verbatim herein and are hereby incorporated into and made part of this Agreement. Unless otherwise specified therein, any capitalized terms used in the Company Disclosure Schedule, any Purchaser Disclosure Schedule, any other Schedule or any Exhibit and not otherwise defined therein shall retain the meaning ascribed to such term in this Agreement.
10.Amendment and Modification. No provision of this Agreement may be amended, modified or supplemented, except by an instrument or instruments in writing signed by the Parties or, with respect to any extensions or waivers, as provided for in Section 11.
11.Extensions and Waivers. Any Parties entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the Company and the applicable Purchasers. No failure or delay on the part of any Party in the exercise of any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver of, or acquiescence in, any exercise of any other right, power or privilege.
12.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties. Any attempted or purported assignment or delegation in violation of this Section 12 shall be null and void.
13.Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate 18 months from the Closing, except that the representations and warranties contained in (a) Section 4(n) (Taxes) shall survive until the date that is 60 days after the expiration of the applicable statute of limitations (taking into account any extensions thereof) and (b) Section 3(a) (Organization and Qualification), Section 3(b) (Authority; Validity and Effect of Transaction Documents), Section 3(c) (No Conflict; Required Filings and Consents), Section 3(m) (No Brokers), Section 4(a) (Organization and Qualification), Section 4(b) (Authority; Validity and Effect of Agreement), Section 4(c) (No Conflict; Required Filings and Consents), Section 4(d) (Issuance of the Option Shares; No Violation of Preemptive Rights), Section 4(e) (Capitalization) and Section 4(r) (No Brokers) shall survive until the earlier of (i) the date that is five years from the Closing; and (ii) the date that is three years from the exercise of the Option; provided that upon any valid Transfer, the date on which such Purchaser executes a Joinder shall be deemed the date of “the Closing” referenced above in this Section 13 for purposes of calculating the period for survival of any representation or warranty made by such additional Purchaser. All covenants, agreements, or rights or obligations of the Parties contained herein which by their terms or context contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival period set forth in this Section 13 is a contractual statute of limitations and any claim brought by any Party in connection herewith must be brought or filed prior to the expiration of the applicable survival period.
14.Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
15.Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be equitably reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties. The Parties hereby expressly agree to waive illegality as a defense to any attempt to enforce this Agreement.
16.Notices. All notices and other communications hereunder shall be sufficiently given or made hereunder by one or more Parties to one or more of the other Parties if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is affirmatively confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below:

If to the Company:	PharmaCann Inc. 190 South LaSalle Street Suite 2950 Chicago, IL 60603 Email: legal@pharmacann.com Attention: Legal Department

with a copy (which shall not constitute notice) to:	Fox Rothschild LLP 2000 Market Street 20th Floor Philadelphia, PA 19103 Email: jhorn@foxrothschild.com Attention: Joshua Horn, Esq.

If to Purchaser:	Cronos Group, Inc. 111 Peter Street, Suite 300 Toronto, ON M5V 2G9 Email: legal@thecronosgroup.com Attention: Legal Department

with a copy (which shall not constitute notice) to:	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Email: cohena@sullcrom.com; goodmanm@sullcrom.com Attention: Audra D. Cohen and Matthew B. Goodman
17.Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)Governing Law and Venue. This Agreement and each of the Transaction Documents shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the state of Delaware without regard to the Laws that might otherwise govern under applicable principles of conflicts of laws thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
(b)Submission to Jurisdiction; Selection of Forum. Each of the Parties agrees that: (i) it shall bring any Action against any other Party in connection with, arising out of or otherwise relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Actions, it (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Action in the Chosen

Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 16 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 17(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(c)Waiver of Trial by Jury. Each Party acknowledges and agrees that any Action against any other Party which may be connected with, arise out of or otherwise relate to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Action. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Action, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments or other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 17(c).
18.Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 17, in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
19.Counterparts. This Agreement may be executed and delivered by facsimile or other means of electronic transmission in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement, and shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
20.Further Assurances. Each of the Parties shall promptly execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby, including providing each other with such information as the other Party or Parties reasonably requests.
21.Costs and Expenses. Except as provided for in Section 7(h) (Condition to Option Exercise), each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby; provided that the Initial Purchaser shall be responsible for all of the fees of the Paying Agent due and payable under the Paying Agent Agreement.
[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, the Parties have or have caused this Agreement to be duly executed and delivered as of the date first written above.

COMPANY: PHARMACANN INC. By: /s/ Brett Novey Name: Brett Novey Title: CEO	PURCHASER: CRONOS USA HOLDINGS INC. By: /s/ Kurt T. Schimdt Name: Kurt Schmidt Title: President

(Signature Page to Option Purchase Agreement)

SCHEDULE 1
COMPANY DISCLOSURE SCHEDULE
(Redacted – Commercially Sensitive Information)

SCHEDULE 2
INITIAL PURCHASER DISCLOSURE SCHEDULE
(Redacted – Commercially Sensitive Information)

EXHIBIT A
FORM OF JOINDER TO THE OPTION PURCHASE AGREEMENT
Reference is hereby made to the Option Purchase Agreement, dated as of June 14, 2021 (the “Option Purchase Agreement”), by and among PharmaCann Inc., a Delaware corporation (the “Company”), any party who has executed a joinder to such agreement, and Cronos USA Holdings Inc., a Delaware Corporation. Pursuant to and in accordance with Section 7(a)(ii)(2) of the Option Purchase Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Option Purchase Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Option Purchase Agreement, mutatis mutandis, as though an original party thereto and shall be deemed to be a Purchaser for all purposes thereof.
In connection with the execution of this Joinder, the undersigned has delivered to the Company (i) a Purchaser Disclosure Schedule and (ii) a Purchaser Certificate, excluding clause (i) set forth in Exhibit E which is only applicable to the Initial Purchaser, duly executed by the undersigned, dated as of the date hereof.
Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Option Purchase Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Joinder to the Option Purchase Agreement as of ____________.

[ASSIGNEE]

By:
Name:
Its Principal Place of Business:

EXHIBIT B
FORM OF INVESTOR RIGHTS AGREEMENT
(see attached)

INVESTOR RIGHTS AGREEMENT
    THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of [_______], 20___ (the “Effective Date”), by and between PharmaCann Inc., a Delaware corporation (the “Company”), and [Cronos USA Holdings Inc.], a [Delaware corporation] (the “Purchaser”).
R E C I T A L S
WHEREAS, the Company and Purchaser are parties to that certain Option Purchase Agreement, dated as of June 14, 2021 (the “Purchase Agreement”); and
WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce Purchaser to purchase the Options pursuant to the Purchase Agreement, Purchaser and the Company hereby agree that this Agreement shall govern the rights of Purchasers to receive certain information from the Company, to appoint an observer or nominate one or more directors to the Board of Directors, and to participate in future equity offerings by the Company, if any, and shall govern certain other matters as set forth in this Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
1.Definitions; Interpretation and Construction.
(a)As used in this Agreement, (i) the following terms shall have the following meaning specified or indicated below, (ii) such meaning shall be equally applicable to the singular and plural forms of such terms, and (iii) capitalized terms used but not defined herein shall have the meanings for such terms set forth in the Purchase Agreement:
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“Beneficially Own” means that a specified Person has beneficial ownership or is deemed to have beneficial ownership of a security pursuant to Rule 13d-3 under the 1934 Act.
“Company” shall have the meaning set forth in the introductory paragraph hereto.
“Effective Date” shall have the meaning set forth in the introductory paragraph hereto.
“Party” shall mean each of the Company and Purchaser.
“Pro Rata Portion” shall have the meaning set forth in Section 4.
“Purchase Agreement” shall have the meaning set forth in the Recitals.
“Purchaser” shall have the meaning set forth in the introductory paragraph hereto.
“Purchaser Nominees” shall have the meaning set forth in Section 3(a).

(b)Section 1(c) of the Purchase Agreement is incorporated herein by references mutatis mutandis.
2.Board Observer Rights. At all times while this Agreement is in effect that (a) the Purchaser Beneficially Owns at least six percent (6%) of the outstanding Capital Stock of the Company, but less than ten percent (10%) of the outstanding Capital Stock of the Company, in each case calculated on a fully diluted basis using the treasury method of accounting, and (b) other than any Transfer made pursuant to Section 7(b)(iv) of the Purchase Agreement, has not transferred any shares of Capital Stock issued to Purchaser upon exercise of the Option to any Person that is not a Permitted Transferee or to any Prohibited Assignee, Purchaser shall have the right to designate one observer to the Board of Directors, so long as such observer is not an employee or non-independent director of Purchaser or any of its subsidiaries. Such observer’s attendance shall be limited, in their nonvoting observer capacity, to all meetings of the Board of Directors, excluding all executive sessions and committee meetings of the Board of Directors. Such observer shall receive copies of all notices, minutes, consents and other materials with respect to meetings that such observer is entitled to attend; provided, however, that (i) the observer shall not be entitled to vote on any matter submitted to the Board of Directors or any of its committees nor to offer any motions or resolutions to the Board of Directors or such committees; (ii) such observer shall agree to hold in confidence all information so provided; provided that such observer may share such information with Cronos and its Representatives; and (iii) that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected (in the Company’s reasonable judgment) to result in (A) a violation of applicable Law, (B) the disclosure of any trade secrets in a manner that would result in any such trade secrets no longer being protected under applicable Law following such disclosure, (C) a waiver of the protection of any attorney-client privilege or protection or (D) a conflict of interest.
3.Board Nomination Rights.
(a)If, as of the Effective Date immediately following exercise of the Option the Purchaser Beneficially Owns at least ten percent (10%) of the outstanding Capital Stock of the Company, calculated on a fully diluted basis using the treasury method of accounting, then at every meeting of the Board of Directors, or any committee thereof, for which directors of the Company are appointed by the Board of Directors or nominated to stand for election by stockholders of the Company, Purchaser shall have the right, but not the obligation, to appoint or nominate for election to the Board of Directors, as applicable, a number of representatives (such persons, the “Purchaser Nominees”) equal to: (i) one (1) director so long as Purchaser (A) Beneficially Owns at least ten percent (10%) of the outstanding Capital Stock of the Company, calculated on a fully diluted basis using the treasury method of accounting, or (B) other than any Transfer made pursuant to Section 7(b)(iv) of the Purchase Agreement, has not transferred any shares of Capital Stock issued to Purchaser upon exercise of the Option to any Person that is not a Permitted Transferee or to any Prohibited Assignee and Beneficially Owns at least six percent (6%) of the outstanding Capital Stock of the Company calculated on a fully diluted basis using the treasury method of accounting; and (ii) if and for so long as the ratio of the shares of Capital
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Stock owned of record by Purchaser, when compared to the total number of issued and outstanding shares of Capital Stock of the Company calculated on a fully diluted basis using the treasury method of accounting, is greater than or equal to the ratio (expressed as a percentage) of one (1) compared to the total number of members of the Board of Directors, up to two (2) total directors.
(b)No reduction in the number of shares of Capital Stock over which Purchaser retains voting control shall shorten the term of any incumbent director.
(c)In the event that any Purchaser Nominee shall cease to serve for any reason, and Purchaser retains the right to appoint such Purchaser Nominee in accordance with the terms and conditions of this Agreement, Purchaser shall be entitled to designate such person’s successor in accordance with this Agreement and the Board of Directors shall promptly fill the vacancy with such successor Purchaser Nominee (it being understood that any such Purchaser Nominee shall serve the remainder of the term of the director whom such Purchaser Nominee replaces).
(d)If a Purchaser Nominee is not appointed or elected to the Board of Directors because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board of Directors, and Purchaser retains the right to appoint such Purchaser Nominee in accordance with the terms and conditions of this Agreement, Purchaser shall be entitled to designate promptly another Purchaser Nominee and the director position for which the original Purchaser Nominee was nominated shall not be filled pending such designation.
(e)For so long as Purchaser has the right to designate at least one (1) director pursuant to Section 3(a), the Company agrees to use its best efforts to ensure that (i) each Purchaser Nominee nominated pursuant to Section 3(a) is included in the Board of Directors’ slate of nominees to the stockholders for each election of directors; and (ii) each Purchaser Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors.
(f)Each Purchaser Nominee who serves on the Board of Directors or a committee thereof shall be at liberty from time to time to make disclosure to Cronos, and its Representatives, of information related to the Company; provided that any such information disclosed in connection with the foregoing shall be subject to Section 8 of the Purchase Agreement.
4.Rights to Future Stock Issuances.
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(a)At all times while this Agreement remains in effect, for so long as (A) other than any Transfer made pursuant to Section 7(b)(iv) of the Purchase Agreement, Purchaser has not Transferred all or any portion of the Securities to any Person that is not a Permitted Transferee, or (B) Purchaser has not failed to exercise at least 50% of its Pro Rata Portion in connection with the pre-emptive rights described in Section 7(f) of the Purchase Agreement or in this Section 4 in full more than once following the Triggering Event Date, if the Company proposes to sell any New Securities the Company shall offer Purchaser the opportunity to purchase New Securities in an amount equal to up to Purchaser’s pro rata ownership (which shall include all shares of Capital Stock then owned by Purchaser and all shares issuable under all of Purchaser’s Option assuming full exercise thereof) based on the ratio that the shares of Capital Stock owned by Purchaser bear to all issued and outstanding shares of Capital Stock, assuming exercise of all of Purchaser’s Option if applicable, and calculated on a fully diluted basis utilizing the treasury stock method of accounting as of the date of such offering (the “Pro Rata Portion”). Purchaser’s participation in such offering shall be on the same terms and conditions as other investors in any such offering, including that all proceeds of such offering and sale to Purchaser be in funds immediately available for use by the Company; provided, that Purchaser shall not be obligated to agree to any restrictive covenants or otherwise limit its rights in connection therewith, other than applicable federal and state securities Laws and other required regulatory compliance, if any, in connection with participation in the offering.
(b)The Company shall give an Offer Notice to Purchaser, stating (A) its bona fide intention to offer such New Securities, (B) the proposed number of such New Securities to be offered, (C) the price and terms, if available, upon which it proposes to offer such New Securities and (D) Purchaser’s Pro Rata Portion. The Company shall promptly provide any additional information reasonably requested by Purchaser with respect to the proposed transaction involving the New Securities following receipt of the Offer Notice.
(c)By notification to the Company within five Business Days after the Offer Notice is given, Purchaser may elect to purchase all or any portion of its Pro Rata Portion of such New Securities, at the price and on the terms specified in the Offer Notice. The closing of any sale pursuant to this Section 4 shall occur within the later of 10 Business Days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to this Section 4.
(d)The Company may, during the 10-Business Day period following the expiration of the period provided in Section 4(c), offer and sell the remaining portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Purchaser in accordance with this Section 4.
(e)The right of first offer in this Section 4 shall not be applicable to Exempted Securities.
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5.Automatic Termination. This Agreement, and the rights granted to Purchaser hereunder, shall terminate immediately in the event that Purchaser Transfers less than all of the shares of Capital Stock issued to Purchaser upon exercise of the Option to any Person that is not a Permitted Transferee, other than any Transfer made pursuant to Section 7(b)(iv) of the Purchase Agreement. Upon any such termination, Purchaser shall cause any Purchaser Nominee who is serving on the Board to resign from the Board as promptly as practicable following such Transfer, and any observer appointed pursuant to Section 2, shall cease to be an observer and have no further right to attend any meeting of the Board, receive copies of any notices, minutes, consents or any other materials with respect to any such meetings concurrently with any such Transfer.
6.Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement. The parties hereto acknowledge and agree the transactions contemplated by this Agreement are enforceable as a matter of law. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
7.Amendment and Modification. No provision of this Agreement may be amended, modified or supplemented, except by an instrument or instruments in writing signed by the Company and the Purchaser.
8.Successors and Assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Any attempted or purported assignment or delegation in violation of this Section 8 shall be null and void.
9.Headings; Definitions. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.
10.Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties
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hereto. The parties hereto hereby expressly agree to waive illegality as a defense to any attempt to enforce this Agreement.
11.Notices. All notices and other communications hereunder shall be sufficiently given or made hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is affirmatively confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth in Section 16 the Purchase Agreement.
12.Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the state of Delaware without regard to the Laws that might otherwise govern under applicable principles of conflicts of laws thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
(b)Submission to Jurisdiction; Selection of Forum. Each of the parties hereto agrees that: (i) it shall bring any Action against any other party hereto in connection with, arising out of or otherwise relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Actions, it (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Action in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (D) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11 hereof or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 12(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(c)Waiver of Trial by Jury. Each party hereto acknowledges and agrees that any Action against any other party hereto which may be connected with, arise out of or otherwise relate to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each party hereto irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Action. Each party hereto hereby acknowledges and certifies that (i) no Representative of the other parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Action, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments or other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 12(c).
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13.Counterparts. This Agreement may be executed and delivered by facsimile or other electronic means in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement, and shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
[Signature page follows]
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IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

COMPANY: PharmaCann Inc. By: Name: Title:	PURCHASER: [Cronos USA Holdings Inc.] By: Name: Title:

[Signature Page to the Investor Rights Agreement]

EXHIBIT C
FORM OF REGISTRATION RIGHTS AGREEMENT
(see attached)

REGISTRATION RIGHTS AGREEMENT
    THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [_______], 202[●], by and among PharmaCann Inc., a Delaware corporation (the “Company”), Cronos USA Holdings Inc., a Delaware corporation (the “Purchaser”), and any assignees of the Purchaser that execute a joinder to this Agreement in connection with a transfer of Registrable Securities or a valid assignment of all or any portion of the Option in accordance with the terms of the Option and the Purchase Agreement (collectively, the “Assignees” and, together with the Purchaser, the “Purchasers”).
R E C I T A L S
WHEREAS, the Company and Purchaser are parties to that certain Option Purchase Agreement, dated as of June [●], 2021 (the “Purchase Agreement”);
WHEREAS, on [●], 202[●], the Purchaser exercised the Option in accordance with the terms and conditions set forth in the Purchase Agreement and the Option; and
WHEREAS, as contemplated by the Purchase Agreement, the Purchaser and the Company now desire to enter into this Agreement simultaneously with the exercise of the Option and hereby agree that this Agreement shall govern the rights of Purchasers to cause the Company to register shares of Registrable Securities issuable to Purchasers and shall govern certain other matters as set forth in this Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
1.Definitions; Interpretation and Construction. As used in this Agreement, (i) the following terms shall have the following meaning specified or indicated below, (ii) such meaning shall be equally applicable to the singular and plural forms of such terms, and (iii) capitalized terms used but not defined herein shall have the meanings for such terms set forth in the Purchase Agreement:
    “Agreement” has the meaning set forth in the preamble.
    “Assignees” has the meaning set forth in the preamble.
    “Common Stock” means any class or series of common stock created or authorized by the Company.
    “Company” has the meaning set forth in the preamble.
    “Damages” means any losses, damages, claims, obligations, judgments, fines, settlement payments or awards, or liabilities (joint or several) to which a party hereto may become subject under the 1933 Act, the 1934 Act, or other applicable Law, insofar as such losses, damages, claims, obligations, judgments, fines, settlement payments or awards, or liabilities (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement of the Company, including any preliminary Prospectus or final Prospectus, offering circular or other document, contained therein or any amendments or supplements thereto or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the 1933 Act), or any document incorporated by reference therein; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the 1933 Act, the 1934 Act, any similar federal or state securities law, or any rule or regulation promulgated under the 1933 Act, the 1934 Act, or any similar federal or state securities law.
    “Demand Registration” has the meaning set forth in Section 2(a).
    “Effectiveness Period” has the meaning set forth in Section 4(a).
    “FINRA” means the Financial Industry Regulatory Authority, Inc.
    “Option” means that certain option issued to Purchasers pursuant to the Purchase Agreement.
    “Piggyback Notice” has the meaning set forth in Section 3(a).
    “Piggyback Registration” has the meaning set forth in Section 3(a).
    “Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

    “Purchase Agreement” has the meaning set forth in the preamble.

    “Purchaser” has the meaning set forth in the preamble.

    “Purchasers” has the meaning set forth in the preamble.

    “register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.
    “Registrable Securities” means, at any time, (a) the Subject Shares, and (b) any shares of Common Stock issued, issuable or transferable with respect to such Subject Shares by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, reclassification,
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merger, consolidation, other reorganization or similar event; provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) the SEC has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement; (ii) such securities are sold pursuant to Rule 144 under the 1933 Act under circumstances in which all of the applicable conditions of such rules are met; or (iii) such securities have ceased to be outstanding.
    “Registration Expenses” has the meaning set forth in Section 5.
    “Registration Statement” means any registration statement of the Company filed under the 1933 Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus and amendments and supplements to such Registration Statement, and including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.
    “Required Purchasers” means the Purchasers holding greater than fifty percent (50%) of the Registrable Securities.
    “Rule 144” means Rule 144 under the 1933 Act or any successor rule thereto.
    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.
    “Subject Shares” means (a) the shares of Common Stock issued or issuable upon exercise of the Option, and (b) any shares of Capital Stock issued or issuable with respect to the shares in clause (a) to the Purchasers by way of dividend, stock split, split-up, or in exchange for or upon the conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event.
2.Demand Registration.
(a)At any time beginning one hundred and eighty (180) days following the IPO, the Required Purchasers may request registration under the 1933 Act of all or part of the Registrable Securities held by such Purchasers pursuant to a registration statement on Form S-1 or if available, on Form S-3 or any similar short-form registration statement (each, a “Demand Registration”).
(b)Each request for a Demand Registration shall specify the number of Registrable Securities requested to be included in the Demand Registration. Promptly (but in any event within three Business Days) after receipt of a request for Demand Registration, the Company shall give written notice of such Demand Registration request to all other Purchasers. The Company shall prepare and file with (or confidentially submit to) the SEC a Registration Statement on Form S-1 or Form S-3 or any successor form thereto, if applicable, covering all of the Registrable Securities that the Required Purchasers requested to be included in such Demand
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Registration within twenty (20) Business Days after the date on which the initial request is given and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter. Such Registration Statement and any related documents that the Company proposes to file shall be provided to Purchasers and the their respective counsel at least five Business Days prior to its filing or other submission and the Company shall incorporate all reasonable comments provided by Purchasers and their respective counsel; provided that the Company shall include in such documents any such comments that are necessary to correct any misstatement or omission regarding a Purchaser. The Company shall notify Purchasers by e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after a Registration Statement is declared effective and shall simultaneously provide Purchasers with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.
(c)If a Demand Registration involves an underwritten offering and the managing underwriter(s) of the requested Demand Registration advise the Company and the holders of Registrable Securities in writing that in their reasonable and good faith opinion the number of Equity Interests of the Company proposed to be included in the Demand Registration, including all Registrable Securities and all other Equity Interests of the Company proposed to be included in such underwritten offering, exceeds the number of Equity Interests of the Company which can be sold in such underwritten offering and/or the number of Equity Interests of the Company proposed to be included in such Demand Registration would adversely affect the price per share of such Equity Interests proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration: (i) first, the Registrable Securities that the Purchasers propose to sell; and (ii) second, the Equity Interests of the Company proposed to be included therein by any other Persons (including Equity Interests of the Company to be sold for the account of the Company and/or other holders of Equity Interests of the Company) allocated, in the case of this clause (ii), among such Persons in such manner as they may agree. If, subject to the foregoing, the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be reduced accordingly, and the Registrable Securities to remain included in the offering shall be allocated pro rata among the Purchasers on the basis of the number of Registrable Securities owned by each such Purchaser.
(d)The Required Purchasers may, by written notice to the Company, withdraw their Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notices from the Required Purchasers to such effect, the Company shall cease all efforts to seek effectiveness of the applicable Registration Statement on behalf of any such Purchaser. The Company shall not be required to effect more than two (2) Demand Registrations in any 12-month period. A request so withdrawn by the Required Purchasers shall count as one (1) of the permitted Demand Registrations hereunder unless (i) such withdrawal arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses and Selling Expenses in connection with such withdrawn request), (ii) there occurs an event or series of related events that has, or would reasonably be expected to have, a material adverse effect on the
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business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or (iii) the Required Purchasers reimburse (or cause to be reimbursed) the Company for all Registration Expenses of such withdrawn request incurred through the date of such withdrawal.
(e)If a Demand Registration is an underwritten offering, the Purchaser requesting such Demand Registration shall have the right to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering, subject to the approval of (i) the other Purchasers (if any) who have requested to participate in such Demand Registration (which approval shall not be unreasonably withheld, conditioned or delayed) and (ii) the Company (which approval shall not be unreasonably withheld, conditioned or delayed).
3.Piggyback Registration.
(a)If at any time the Company determines to file a registration statement under the 1933 Act to register the offer and sale, by the Company, of Equity Interests of the Company (other than (x) on Form S-4 or Form S-8 under the 1933 Act or any successor forms thereto, (y) an at-the-market offering, or (z) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (a “Piggyback Registration”), the Company shall, as soon as reasonably practicable, give written notice to Purchasers of its intention to so register the offer and sale of Equity Interests of the Company (the “Piggyback Notice”). Upon the written request, given within five Business Days after delivery of any such Piggyback Notice by the Company, of the Required Purchasers to include in such registration the Registrable Securities (which request shall specify the number of Registrable Securities proposed to be included in such registration), the Company shall cause all such Registrable Securities to be included in such registration statement on the same terms and conditions as the Equity Interests of the Company otherwise being sold pursuant to such registered offering. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 before the effective date of such registration, whether or not any Purchaser has elected to include Registrable Securities in such registration. The expenses (including the Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 5.
(b)If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Interests proposed to be included in such offering, including all Registrable Securities and all other Equity Interests of the Company proposed to be included in such offering, exceeds the number of Equity Interests of the Company that can reasonably be expected to be sold in such offering without adversely affecting the price per share of such Equity Interests, the Company shall include in such Piggyback Registration: (i) first, the Equity Interests of the Company that the Company proposes to sell in such offering; and (ii) second, any Equity Interests of the Company proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering (including any Registrable Securities requested to be included therein by a Purchaser), allocated, in the case of this clause (ii), pro rata among such Persons on the basis of the number of Equity
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Interests of the Company initially proposed to be included by each such Person in such offering, up to the number of Equity Interests, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the price per share of such Equity Interests.
(c)If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Equity Interests of the Company to whom the Company has a contractual obligation to facilitate such offering, other than a Purchaser, and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Interests of the Company proposed to be included in such offering, including all Registrable Securities and all other Equity Interests of the Company requested to be included in such offering, exceeds the number of Equity Interests of the Company which can reasonably be expected to be sold in such offering without adversely affecting the price per share of the Equity Interests to be offered in such offering, the Company shall include in such Piggyback Registration: (i) first, the Equity Interests of the Company that the Person demanding the offering pursuant to such contractual right proposes to sell in such offering; (ii) second, any Equity Interests of the Company proposed to be sold for the account of the Company in such offering; and (iii) third, any Registrable Securities requested to be included in such offering by a Purchaser and any Equity Interests of the Company proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering, allocated, in the case of this clause (iii), pro rata among such Purchasers and such Persons on the basis of the number of Equity Interests initially proposed to be included by each such Purchaser and each such other Person in such offering, up to the number of Equity Interests of the Company, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the price per share of such Equity Interests to be offered in such offering.
4.Company Obligations. The Company will use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:
(a)prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, and use its commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the first date on which there are no Registrable Securities (the “Effectiveness Period”) and advise Purchasers in writing when the Effectiveness Period has expired;
(b)prepare and file with the SEC such amendments and post-effective amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby;
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(c)provide copies to and permit the Purchasers and their respective counsel to review and comment on all amendments and supplements to the Registration Statement no fewer than three (3) Business Days prior to its filing with the SEC;
(d)furnish to Purchasers and their respective counsel, without charge, (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one copy of the Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to the Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as Purchasers may reasonably request in order to facilitate the disposition of the Registrable Securities that are covered by the related Registration Statement;
(e)immediately notify Purchasers of any written or oral request by the SEC for the amending or supplementing of the Registration Statement or Prospectus or for additional information;
(f)promptly notify each Purchaser participating in the registration and the managing underwriters of any underwritten offering:
(i)of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any such purpose; and
(ii)of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;
(g)use its commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment and notify Purchasers of the issuance of any such order and the resolution thereof, or its receipt of notice of the initiation or threat of any proceeding for such purpose;
(h)use its commercially reasonable efforts to cause all Registrable Securities covered by any Registration Statement to be registered with or approved by such other Governmental Entities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable each Purchaser participating in the registration to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;
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(i)prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with Purchasers and the their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by Purchasers and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of Purchasers covered by the Registration Statement, and the Company shall promptly notify Purchasers of any notification with respect to the suspension of the registration or qualification of any of such Registrable Securities for sale under the securities or blue sky laws of such jurisdictions or its receipt of notice of the initiation or threat of any proceeding for such purpose;
(j)immediately notify Purchasers, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Registration Statement or Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances in which they were made), and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Registration Statement or Prospectus as may be necessary so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of such Prospectus, in light of the circumstances in which they were made);
(k)otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act;
(l)hold in confidence and not make any disclosure of information concerning any Purchaser provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws or state cannabis laws, (ii) the disclosure of such information is necessary to complete the Registration Statement or to avoid or correct a misstatement or omission of material fact in the Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement, and upon learning that disclosure of such information concerning such Purchaser is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Purchaser and allow such Purchaser, at such Purchaser’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information;
(m)make available for inspection by the Purchasers and any underwriter(s) participating in a disposition of Registrable Securities, all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries as is reasonable and customary, and cause the officers, directors and employees of the Company and its Subsidiaries to supply all information and participate in customary due diligence sessions, in each case,
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reasonably requested; provided that (i) any party receiving confidential materials shall execute a confidentiality agreement on customary terms if reasonably requested by the Company and (ii) the Company may in its reasonable discretion restrict access to competitively sensitive or legally privileged documents or information;
(n)enter into customary agreements and take such other actions as are reasonably required in order to facilitate the disposition of Registrable Securities including, if the method of distribution of Registrable Securities is by means of an underwritten offering, using commercially reasonable efforts to negotiate and execute an underwriting agreement in customary form with the managing underwriter(s) of such offering and such other documents reasonably required under the terms of such underwriting arrangements, including using commercially reasonable efforts to procure a customary legal opinion and customary auditor comfort letters;
(o)cooperate with the Purchasers and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(p)cooperate with the Purchasers of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement free of any restrictive legends and representing such number of shares of Common Stock and registered in such names as the Purchasers of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System; and
(q)take all other commercially reasonable actions necessary or reasonably advisable to expedite and facilitate disposition by Purchasers of all Registrable Securities pursuant to the Registration Statement.
5.Expenses of Registration. Except as set forth in this Agreement, all expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to and all other expenses incident to the Company’s performance of or compliance with this Agreement, including all registration, filing, and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for the Company shall be borne and paid by the Company (such expenses, the “Registration Expenses”); provided, however, that, subject to Section 2(d), the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Purchasers holding a majority of the Registrable Securities to be registered (in which case all selling Purchasers shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration). Subject to Section 2(d), all Selling Expenses relating to Registrable Securities registered pursuant to this Agreement shall be borne and paid by the Purchasers pro rata on the basis of the number of Registrable Securities registered on their behalf.
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6.Indemnification. If any Registrable Securities are included in a registration statement pursuant to this Agreement:
(a)To the extent permitted by Law, the Company will indemnify and hold harmless each Purchaser, and the current and former partners, members, officers, directors, employees, agents, representatives and stockholders of each such Purchaser; legal counsel and accountants for each such Purchaser; any underwriter (as defined in the 1933 Act) for each such Purchaser; and each Person, if any, who controls such Purchaser or underwriter within the meaning of the 1933 Act or the 1934 Act, against any and all Damages, and the Company will pay to each such Purchaser, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Purchaser, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)To the extent permitted by Law, each selling Purchaser, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the 1933 Act, legal counsel and accountants for the Company, any underwriter (as defined in the 1933 Act), any other Person selling securities in such registration statement, and any controlling Person of any such underwriter or other Person, against any and all Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Purchaser expressly for use in connection with such registration; and each such selling Purchaser will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the selling Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that in no event shall the aggregate amounts payable by any Purchaser by way of indemnity or contribution under this Section 6(b) and Section 6(d) exceed the proceeds from the offering received by such Purchaser (net of any Selling Expenses paid by such Purchaser), except in the case of fraud, gross negligence or willful misconduct by such Purchaser.
(c)Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any Action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6, give the
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indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such Action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interest between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such Action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 6, except to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.
(d)To provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either: (i) any party hereto otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 6 but it is judicially determined (by the entry of a final and non-appealable judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any party hereto for which indemnification is provided under this Section 6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission of material fact; provided, however, that, in any such case (x) no Purchaser will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Purchaser pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further, that in no event shall a Purchaser’s liability pursuant to this Section 6(d), when combined with the amounts paid or payable by such Purchaser pursuant to Section 6(b), exceed the proceeds from the offering received by such Purchaser (net of any Selling Expenses paid by such Purchaser), except in the case of willful misconduct or intentional fraud by such Purchaser.
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(e)Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten public offering, the obligations of the Company and Purchasers under this Section 6 shall survive the completion of any offering of Registrable Securities in a registration under this Agreement, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.
7.Rule 144 Compliance. With a view to making available to the Purchasers of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Purchaser to sell securities of the Company to the public without registration, from and following the IPO, the Company shall:
(a)make and keep public information available, as those terms are understood and defined in Rule 144; and
(b)use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act.
8.Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereto, and no party shall be liable or bound to any other party hereto in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement.
9.Amendment and Modification. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the Company and the Required Purchasers.
10.Successors and Assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties, except that no consent of any party hereto shall be required for (i) an assignment by the Company in connection with a transfer of all or substantially all of the assets of the Company; and (ii) any transfer of any Registrable Securities or valid assignment of all or any portion of the Option in accordance with the terms and conditions of the Option and the Purchase Agreement provided that, in each case, such assignee executes a joinder to this Agreement, in the form attached hereto as Exhibit A, in connection with such transfer or assignment; provided; further; that with respect to the foregoing clause (ii) any assignee of Registrable Securities constituting less than 3% of the issued and outstanding shares of Common Stock as of the date hereof shall not be entitled to the registration rights set forth in Section 2.
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11.Counterparts. This Agreement may be executed and delivered by facsimile or other electronic means in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
12.Miscellaneous. Section 1(c) (Interpretation and Construction), Section 14 (Headings), Section 15 (Severability), Section 16 (Notices), Section 17 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury) and Section 18 (Specific Performance) of the Purchase Agreement are incorporated herein by reference mutatis mutandis.
[Signature page follows]
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IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

COMPANY: PharmaCann Inc. By: Name: Title:	PURCHASER: Cronos USA Holdings Inc. By: Name: Title:
(Signature Page to Registration Rights Agreement)

EXHIBIT A
JOINDER TO REGISTRATION RIGHTS AGREEMENT
Reference is hereby made to the Registration Rights Agreement, dated as of     , 202[●] (the “Registration Rights Agreement”), by and among PharmaCann Inc., a Delaware corporation (the “Company”), Cronos USA Holdings Inc., a Delaware corporation (the “Purchaser”), and any assignees of Purchaser that execute a joinder to this Agreement in connection with a transfer of Registrable Securities or a valid assignment of all or any portion of the Option in accordance with the terms of the Option and the Purchase Agreement (each, an “Assignee”). Pursuant to and in accordance with Section 10 of the Registration Rights Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Registration Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement as though an original party thereto and shall be deemed to be a Purchaser for all purposes thereof, except as otherwise expressly specified in Section 10 of the Registration Rights Agreement.
Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Registration Rights Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of ____________.

[ASSIGNEE]

By:
Name:
Its:
        Address for Notice:
        [Assignee]

EXHIBIT D
OPTION SHARE CERTIFICATE
(Redacted – Commercially Sensitive Information)

EXHIBIT E
FORM OF PURCHASER CERTIFICATE
(Redacted – Commercially Sensitive Information)

EXHIBIT F

COMMERCIAL MATTERS
(Redacted – Commercially Sensitive Information)